Exhibit 1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

SATIMO S.A.

AND

ORBIT-ALCHUT TECHNOLOGIES, LTD.

MARCH 12, 2008

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Exhibit A	Form of Escrow Agreement	A-1
Exhibit B	Form of Transition Services Agreement	B-1
Exhibit C	Form of Trademark Agreement	C-1

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of March 12, 2008 (this “Agreement”), is by and between SATIMO S.A., a French corporation (“Purchaser”) and ORBIT-ALCHUT TECHNOLOGIES, LTD., an Israeli corporation (“Seller”).

RECITALS

A.            Seller owns beneficially and of record 3,700,000 of the issued and outstanding shares of common stock (the “Shares”) of ORBIT/FR, INC., a company organized and existing under the laws of Delaware (the “Company”), and wishes to sell to Purchaser (and Purchaser wishes to purchase) such Shares, such Shares constituting all of Seller’s equity interest in the Company, upon the terms and subject to the conditions set forth in this Agreement.  Purchaser’s acquisition of the Shares is hereinafter referred to as the “Acquisition.”

B.            Seller on the one hand, and Purchaser, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Acquisition.

C.            A portion of the cash otherwise payable by Purchaser to Seller in connection with the Acquisition shall be placed in escrow by Purchaser for purposes of satisfying damages, losses, expenses and other similar charges which result from breaches of representations, warranties and covenants.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1          Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.4) Seller shall sell, convey, assign, transfer and deliver, or shall cause to be sold, conveyed, assigned, transferred or delivered, to Purchaser, and Purchaser shall purchase, acquire, assume and accept, all right, title and interest in and to the Shares free and clear of all Encumbrances (as defined in Section 8.4).

1.2          Consideration.  The aggregate purchase price for the Shares shall be USD $17,262,141.00 (the “Purchase Price”).

1.3          Payments.

(a)           Closing Payment.  Subject to Section 1.3(b) with respect to the Escrow Amount, at the Closing, Purchaser shall deliver the Purchase Price to Seller, and such amount shall be payable by wire transfer to an account set forth next to Seller’s name on Annex A.

(b)           Escrow Payment.  Of the amount otherwise payable to Seller pursuant to Section 1.3(a) above, at the Closing, USD $1,500,000 (the “Escrow Amount”) shall be deducted and deposited by Purchaser into a bank account (the “Escrow Fund”) with U.S. Bank National Association or another agent mutually agreeable to Purchaser and Seller, as escrow agent (the “Escrow Agent”), in accordance with Article 7 of this Agreement and an Escrow Agreement dated as of the Closing Date substantially in the form of Exhibit A (the “Escrow Agreement”), by and among Purchaser, the Escrow Agent and Seller.  The Escrow Fund will be distributed in accordance with the terms of the Escrow Agreement and Article 7 of this Agreement.

1.4          Closing.  Unless this Agreement is earlier terminated pursuant to Article 6, the closing of the Acquisition (the “Closing”) will take place as promptly as practicable, but no later than five business days, following the satisfaction or waiver of the conditions set forth in Article 5, at the offices of Purchaser, unless another place or time is agreed to in writing by Purchaser and Seller.  The date upon which the Closing actually occurs is herein referred to as the “Closing Date.”

1.5          Deliveries by Seller to Purchaser.  At Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following items:

(a)           a receipt evidencing receipt by Seller of the Purchase Price (net of the Escrow Amount);

(b)           duly endorsed share certificates for the Shares in favor of Purchaser by Seller;

(c)           a copy of the Certificate of Incorporation and the Bylaws (or equivalent constitutional documents in the case of each Subsidiary (as defined in Section 8.4)) of the Company, certified by an officer of the Company and each respective Subsidiary of the Company, as the case may be, as a true, complete and accurate copy as of the Closing Date;

(d)           a certificate of good standing (or equivalent certification of a Governmental Entity (as defined in Section 8.4)) for the Company (which shall also include a tax good standing certificate) and each Subsidiary of the Company as of a recent date;

(e)           any waivers, consents or other documents (other than such that are under Purchaser’s control, or required by any French Laws applicable to Purchaser) necessary to vest in Purchaser the full beneficial ownership of the Shares and to enable Purchaser or its nominee(s) to be registered as owners of the Shares;

(f)            the consents, waivers and approvals of the parties listed on Schedule 1.5(f);

(g)           evidence in form and substance satisfactory to Purchaser that each of the agreements listed on Schedule 1.5(g) shall have been terminated and that each such agreement shall be of no further force or effect;

(h)           written resignations of the members of the Board of Directors of the Company designated by Purchaser prior to the Closing and of the Directors of each Subsidiary of the Company, effective as of the Closing Date, releasing the Company and its Subsidiaries from all claims of whatsoever nature, whether for compensation or otherwise, against the Company or any Subsidiary of the Company;

(i)            certificates, dated as of the Closing Date, executed by officers of Seller and/or the Company, to the effect that each of the conditions set forth in Sections 5.3(a), (b), (d), (e) and (f) has been satisfied;

(j)            a copy of the Transition Services Agreement executed by Seller;

(k)           a copy of the Trademark Agreement executed by Seller;

(l)            a copy of the Escrow Agreement executed by Seller;

(m)          either written proof of the cancellation, or a duly executed share transfer instrument evidencing the transfer, of one ordinary share of Orbit/FR Engineering, Ltd. from Seller to the Company, a copy of Orbit/FR Engineering, Ltd.’s public record with the Israeli Registrar of Companies showing that the transfer of such ordinary share was duly reported by Orbit/FR Engineering, Ltd, as well as a share certificate issued in the name of the Company for such ordinary share;

(n)           such other documents and instruments customary to a stock purchase transaction and imposing no material cost or obligations on Seller not otherwise contemplated herein, as Purchaser shall reasonably request to consummate the transactions contemplated by this Agreement; and

(o)           evidence of the transfer of Office of Chief Scientist projects from Seller to Orbit/FR Engineering, Ltd.

1.6          Deliveries by Purchaser.  At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following items:

(a)           the Closing Payment (net of the Escrow Amount) payable as provided in Section 1.3;

(b)           a copy of the Transition Services Agreement executed by Purchaser;

(c)           a copy of the Escrow Agreement executed by Purchaser;

(d)           a copy of the Trademark Agreement executed by Purchaser; and

(e)           such other documents and instruments customary to a stock purchase transaction and imposing no material cost or obligations on Purchaser not otherwise contemplated herein, as Seller shall reasonably request to consummate the transactions contemplated by this Agreement.

1.7          Deliveries by Purchaser to the Escrow Agent.

(a)           a copy of Escrow Agreement executed by Purchaser; and

(b)           the Escrow Amount.

1.8          Deliveries by the Escrow Agent to Purchaser and Seller.

(a)           receipt evidentiary receipt of the Escrow Amount; and

(b)           a copy of the Escrow Agreement executed by the Escrow Agent.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in the Disclosure Schedule (which disclosures shall delineate the section or subsection to which they apply but shall also (i) qualify such other sections or subsections in this Article 2, and (ii) be deemed supplemented by the Company Current SEC Documents, to the extent that it is reasonably apparent on the face of a disclosure item or such Company Current SEC Document, as the case may be, that such disclosure is applicable to such other section or subsection), Seller represents and warrants to Purchaser as follows:

2.1          Organization, Standing and Power.  Each of the Company and each Subsidiary of the Company is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Each of the Company and each Subsidiary of the Company has the corporate power to own its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, could reasonably be expected to have a Material Adverse Effect (as defined in Section 8.4) on the Company.  Neither the Company nor any Subsidiary of the Company is in violation of any of the provisions of its organizational documents, and no changes thereto are pending. Neither the Company nor any Subsidiary of the Company has resolved to file, filed, or have had filed against them, any petition for their winding-up, and neither the Company nor any Subsidiary of the Company is insolvent within the meaning of the applicable Laws. Neither the Company nor any Subsidiary of the Company has made any assignment in favor of their creditors, nor has any petition for receivership or any administration order been presented in respect of any of them.

2.2          Capital Structure.

(a)           The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock (as defined in Section 8.4), and 2,000,000 shares of Company Preferred Stock (as defined in Section 8.4), of which there are issued and outstanding 6,001,573 shares of Company Common Stock and no shares of Company Preferred Stock.  There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock or any shares of any Subsidiary of the Company, nor has any distribution of any assets of the Company or any Subsidiary of the Company been declared or paid or otherwise effected.  Other than as set forth in the first sentence of this Section 2.2(a), there are no other issued and outstanding shares of Company Capital Stock (as defined in Section 8.4).  All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal and

“put” or “call” rights created by statute, the Company’s organizational documents or any agreement to which Company is a party or by which it is bound or of which Seller has knowledge.  Except as set forth in Section 2.2(a) of the Disclosure Schedule and the Company Stock Plan, there are no Contracts to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Capital Stock or options exercisable for Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  Except as set forth in Section 2.2(a) of the Disclosure Schedule, there are no Contracts relating to voting, purchase or sale of any Company Capital Stock (i) between or among the Company and any of its security holders, and (ii) to Seller’s knowledge, between or among any of the Company’s security holders.  All outstanding securities of the Company were issued or repurchased (in the case of shares that were outstanding and repurchased by the Company) in compliance with all applicable Laws, including securities Laws.

(b)           Except for the Company Stock Plan and as set forth in Section 2.2(b) of the Disclosure Schedule, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person.  The Company has reserved 1,200,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the exercise of options granted under the Company Stock Plan, of which 503,700 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised, vested options.  The Company’s stockholders have properly approved, and the Company has properly reserved for issuance, the shares of Company Common Stock issuable under the Company Stock Plan. Section 2.2(b) of the Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all of the Company’s option holders, the number of options or other rights owned by each holder and the exercise or vesting schedule, exercise price, and tax status of each such option under Section 422 of the Code.

2.3          Subsidiaries.  Other than those Subsidiaries of the Company listed on Section 2.3 of the Disclosure Schedule, the Company does not directly or indirectly own, and has not directly or indirectly owned, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person (as defined in Section 8.4).  Section 2.3 of the Disclosure Schedule sets forth a true, correct and complete list indicating (i) the officers and the members of the Board of Directors or equivalent of each of the Company and each Subsidiary of the Company and (ii) the record and beneficial owner of all of the issued and outstanding shares of capital stock of each Subsidiary of the Company.  All the outstanding capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, and not subject to any Encumbrance.  There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary of the Company is a party or by which it is bound obligating any Subsidiary of the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of any Subsidiary of the Company or obligating any Subsidiary of the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement.  There are no outstanding or authorized stock appreciations, phantom stock, profit participation, or other similar rights with respect to any Subsidiary of the Company.

2.4          Authority; Noncontravention.  No board of directors, stockholder or other corporate approval of the Company is required for the consummation of the transactions contemplated by this Agreement and any Related Agreement (as defined in Section 8.4).  The execution and delivery of this Agreement and any Related Agreement by Seller does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) result in the creation of any Encumbrance on any properties or assets of the Company or any Subsidiary of the Company, or (ii) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in accordance with, (A) any provision of the organizational documents of the Company or any Subsidiary of the Company, or (B) any Contract, instrument, permit or Law applicable to Company or any Subsidiary of the Company or any of their respective properties or assets.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or third party is required by or with respect to Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except the Regulatory Filings (as defined in Section 4.6).

2.5          SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a)           SEC Filings.  The Company has timely filed with or furnished to the SEC the Company SEC Documents.  All such Company SEC Documents are either available on EDGAR or have been made available by Seller to Purchaser.  As of their respective filing dates, each of the Company SEC Documents was prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents.  None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.  The Company Disclosure Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

(b)           Related Party Transactions.  Except as set forth in the Company SEC Documents filed prior to the date hereof, to Seller’s knowledge, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.  Section 2.5(b) of the Disclosure Schedule identifies each Person who, to the knowledge of Company, is an “affiliate” (as that term is used in Rule 145 promulgated under the Securities Act) of Company as of the date hereof.

(c)           Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents, including each Company SEC Document filed after the date hereof until the Closing

(collectively, the “Financial Statements”):  (i) complies as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and (iii) fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated; provided, that unaudited interim financial statements may not contain footnotes required by GAAP and are subject to normal and recurring year-end audit adjustments which are not, individually or in the aggregate, expected to be material in amount or significance, in each case as permitted by GAAP and the applicable rules and regulations of the SEC.

(d)           Internal Controls.  The Company and each of its Subsidiaries has implemented and maintains a system of internal controls over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP, including policies and procedures that provide reasonable assurance that (i) transactions are executed only in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Neither the Company nor, to the knowledge of Seller, its independent accountants has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls over financial reporting utilized by the Company, (ii) any fraud, whether or not material, that involves management or other employees of the Company who have a role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(e)           Sarbanes-Oxley Compliance.  The chief executive officer and the principal or chief financial officer of the Company have made all certifications required by, and would be able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder by the SEC; the statements contained in any such certifications are unqualified, complete and correct and have not been modified or withdrawn; and the Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act.  Neither the Company nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of the certifications required by the Sarbanes-Oxley Act and made by its chief executive officer and chief financial officer.

(f)            Certifications.  In the course of preparing the certifications required under the Sarbanes-Oxley Act or otherwise, to Seller’s knowledge, neither the Company nor any of its Subsidiaries nor any of their respective officers or employees became aware of any complaint, allegation, assertion or claim, whether written or oral, that, if true, could have resulted in the certifying officers having been unable to truthfully make such required certifications.

(g)           Ethical Practices.  Seller has made available to Purchaser complete and correct copies of the Company’s code of ethics.  To the knowledge of Seller, there are no material violations of the Company’s code of ethics by the Company, any of its Subsidiaries or any of its or their respective directors, officers, employees, contractors, consultants or other agents to whom such code apply.

2.6          Absence of Certain Changes; Undisclosed Liabilities.

(a)           Since the Company Balance Sheet Date, the Company and each Subsidiary of the Company has conducted its business only in the ordinary course consistent with past practice and there has not occurred any change, event or condition in respect to the Company, its Subsidiaries or their respective assets or business (whether or not covered by insurance) that, individually or in the aggregate with any other such changes, events and conditions, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on the Company.  There has been no change in the Company’s accounting policies since the Company Balance Sheet Date, except as described in the Financial Statements.  Except as set forth in Section 2.6(a) of the Disclosure Schedule, since the Company Balance Sheet Date, neither the Company nor any Subsidiary of the Company has taken any of the actions set forth in Section 4.2.

(b)           Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate or other Person, including any structured finance, special purpose or limited purpose entity, on the other hand) where the purpose or effect of which is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements, or is otherwise a party to any arrangement described in Section 303(a)(4) of Regulation S-K promulgated by the SEC.

(c)           To Seller’s knowledge, neither the Company nor any Subsidiary of the Company has any obligations or liabilities of any nature whether matured or unmatured, fixed or contingent (whether or not required to be reflected in the Financial Statements in accordance with GAAP) other than (i) those set forth or adequately provided for in the Company Balance Sheet, and (ii) those incurred in the conduct of the Company’s business since the Company  Balance Sheet Date in the ordinary course and consistently with past practice.

2.7          Litigation.  There is no private or governmental action, suit, proceeding, hearing, claim, arbitration, or to Seller’s knowledge, inquiry or investigation, (each, an “Action”) pending before any Governmental Entity or arbitrator, or, to the knowledge of Seller, threatened against the Company or any Subsidiary of the Company or any of their respective assets or properties, including any Company Intellectual Property (as defined in Section 8.4), or any of their respective officers or directors.  Except as disclosed in the Company Current SEC Documents or as set forth in Section 2.7 of the Disclosure Schedule, there is no judgment, decree or order against the Company or any Subsidiary of the Company, any of their respective assets or properties, or, to the knowledge of Seller, any of the Company’s directors or officers or any of the directors or officers of any Subsidiary of the Company.

2.8          Intellectual Property.

(a)           Section 2.8(a) of the Disclosure Schedule sets forth a complete and accurate list of (i) the Company Registered Intellectual Property, and (ii) all unregistered Trademarks included among the Company Intellectual Property.  For each listed item, Section 2.8(a) of the Disclosure Schedule indicates, as applicable, the owner of such Intellectual Property, the countries in which such Intellectual Property is patented or registered, the patent or registration number, and the filing and expiration dates thereof.

(b)           All of the Company-Owned Intellectual Property is wholly and exclusively owned by the Company or one of the Subsidiaries of the Company free and clear of all restrictions or Encumbrances (other than non-exclusive end user licenses granted to customers of the Company and the Subsidiaries of the Company).

(c)           Except as set forth in Section 2.8(c)(i) of the Disclosure Schedule, the Company or one of the Subsidiaries of the Company solely and exclusively owns all right, title and interest in and to the Software that is incorporated in or that constitutes any Company Product, including all Company Source Code, free and clear of all restrictions or Encumbrances (other than non-exclusive end user licenses to the object code form of such Software granted to customers of the Company and the Subsidiaries of the Company).  Except as set forth in Section 2.8(c)(ii) of the Disclosure Schedule, (i) none of the Company, any Subsidiary of the Company or any other Person then authorized to act on its or their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company, any Subsidiary of the Company or any Person then acting on its or their behalf to any Person of any Company Source Code, and (iii) neither Company nor any Subsidiary of the Company is required, and is not a party to any agreement or obligation under which it may be required, to deposit, with any Person, any of the Company Source Code.

(d)           Section 2.8(d)(i) of the Disclosure Schedule lists all material Contracts (other than licenses for commercial off-the-shelf Software) to which the Company or any Subsidiary of the Company is a party under which the Company or any Subsidiary of the Company is licensed or otherwise granted rights to, or under, any material Intellectual Property from a third party.  Except as set forth on Section 2.8(d)(ii) of the Disclosure Schedule, no Person who has licensed Intellectual Property to the Company or any Subsidiary of the Company has ownership rights or license rights to improvements and other amendments made by the Company or any Subsidiary of the Company in such Intellectual Property.

(e)           Section 2.8(e) of the Disclosure Schedule lists all material Contracts (other than licenses for commercial off-the-shelf Software) between the Company and any other Person wherein or whereby the Company or any Subsidiary of the Company has agreed to, or assumed, any obligation or duty to, warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by the Company, any Subsidiary of the Company or such other Person of the Intellectual Property Rights of any third party.

(f)            Section 2.8(f) of the Disclosure Schedule lists all Open Source Materials incorporated or embedded in any Company Product.  Except as set forth in Section 2.8(f) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company has used Software code in the development of the Company Products that includes Open Source Materials that result in third parties acquiring rights to any of the Company Products.

(g)           Except for the Intellectual Property licensed pursuant to the licenses set forth, or as otherwise set forth, in Section 2.8(d) of the Disclosure Schedule, to Seller’s knowledge, no Person, including, without limitation, Seller, any Subsidiary of Seller (except the Company and its Subsidiaries) or any of the employees of the Company or its Subsidiaries, holds or claims any valid right in any of the Intellectual Property used in or necessary to the conduct of the business of the Company or the Subsidiaries of the Company as presently conducted by the Company and the Subsidiaries of the Company (other than non-exclusive end user licenses granted to the customers of the Company and the Subsidiaries of the Company).  There are no amounts payable to any employee of the Company or any of its Subsidiaries with respect to the development of any Intellectual Property of the Company or any of its Subsidiaries (other than employment compensation) that is not reflected on the Company Balance Sheet.  Except as set forth in Section 2.8(g) of the Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by the Company or any Subsidiary of the Company to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company Intellectual Property by the Company or any Subsidiary of the Company.

(h)           To Seller’s knowledge, the operation of the business of the Company and each of the Subsidiaries of the Company as it currently is conducted, including the design, development, use, import, manufacture and sale of Company Products does not infringe or misappropriate the Intellectual Property rights of any Person, violate the rights of any Person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction.  Neither the Company nor any Subsidiary of the Company has received any notice or communication from any Person (i) claiming that such operation or any Company Product infringes or misappropriates the Intellectual Property rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does Seller have knowledge of any Basis therefor), or (ii) involving an offer to license or grant any other rights or immunities under any third party Intellectual Property.

(i)            To Seller’s knowledge, each item of the Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and articles in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property as of the date hereof. Company Registered Intellectual Property.

(j)            To the knowledge of Seller, there are no facts or circumstances that would render any Company Intellectual Property invalid or unenforceable.

(k)           Neither this Agreement nor the transactions contemplated by this Agreement will result in:  (i) Purchaser or the Company granting to any Person any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) Purchaser or the Company being bound by, or subject to, any non-competition or other material restriction on the operation or scope of their respective businesses, or (iii) Purchaser or the Company being obligated to pay any royalties or other material amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(l)            To Seller’s knowledge, (i) no employee, officer, director, consultant or advisor of the Company or any Subsidiary of the Company is in violation of any term of any employment contract or any other contract or agreement, or any restrictive covenant, relating to the right to use Trade Secrets or proprietary information of others, and (ii) the employment of any such person by the Company or any Subsidiary of the Company does not subject any of the Company or Subsidiary of the Company to any liability to any third party.

(m)          To Seller’s knowledge, there are no material defects in any Company Product previously sold to any customer of the Company or any of its Subsidiaries, and to Seller’s knowledge, there are no material errors in any published technical documentation, specifications, manuals, user guides, promotional material, benchmark test results, and other written materials related to, associated with or used or produced in the sale or distribution of any Company Product.

(n)           To Seller’s knowledge, except for the warranties and indemnities contained in those Contracts set forth in Section 2.8(n)(i) of the Disclosure Schedule, or in any other Contract for the sale of Company Products set forth on the Disclosure Schedule in the form set forth in Section 2.8(n)(ii) of the Disclosure Schedule, and warranties implied by Law, neither the Company nor any Subsidiary of the Company has given any express warranties or indemnities relating to products or technology sold or services rendered by the Company or any Subsidiary of the Company.

2.9          Product Liability.  To the knowledge of Seller, there is no Basis for any product liability (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from any defect in the (a) services rendered by the Company or any Subsidiary of the Company prior to Closing, (b) the sale, distribution or installation of products by the Company or any Subsidiary of the Company prior to Closing, whether delivered to a customer before or after the Closing Date (except with respect to any liability or obligation arising out of any action by Purchaser or the Company after the Closing Date), or (c) the operation of the businesses of the Company and each Subsidiary of the Company during the period through and including the Closing Date.

2.10        Taxes.

(a)           The Company and each Subsidiary of the Company have properly completed and timely filed all Tax Returns required to be filed by them.  All such Tax Returns are true and correct in all material respects and have been completed materially in accordance with applicable Law.  The Company and each Subsidiary of the Company have paid to the appropriate Tax Authority all Taxes due (whether or not shown to be due on any Tax Returns), and, to Seller’s knowledge, there exists no deficiency relating to Taxes assessed by any Governmental Entity, and, to Seller’s knowledge, there do not exist grounds for and there will be no assessment by any Governmental Entity for any additional Taxes relating to the period up to and including the Closing Date.  The Company Balance Sheet reflects all unpaid Taxes of the Company and each Subsidiary of the Company for periods (or portions of periods) through September 30, 2007 and on or before the Closing Date and adequate reserves have been set up for the due payment thereof.  Except in connection with the sales of the Company’s and its Subsidiaries’ products and services in the ordinary course of business, neither the Company nor any Subsidiary of the Company has or will have any liability for unpaid Taxes that has accrued after September 30, 2007.

(b)           There is (i) no claim for Taxes being asserted, or that has been previously asserted against the Company or any Subsidiary of the Company, that has resulted in a lien against the property of the Company or any Subsidiary of the Company, and there is no such lien for Taxes, other than liens for Taxes not yet due and payable, or which are being contested in good faith by appropriate proceedings and for which adequate reserves according to GAAP have been set up, (ii) no audit of Taxes or any Tax Return of the Company or any Subsidiary of the Company being conducted by a Tax Authority, and (iii) no extension or waiver of any statute of limitations on the assessment of any Taxes granted by the Company or any Subsidiary of the Company currently in effect.  To Seller’s knowledge, neither the Company nor any Subsidiary of the Company has been informed by any jurisdiction that the jurisdiction may open an audit or other review of the Taxes of such entity or that the jurisdiction believes that such entity was required to file any Tax Return that was not filed. No Tax audits have been made in the Company or any Subsidiary of the Company.

(c)           Neither the Company nor any Subsidiary of the Company has, to Seller’s knowledge, (i) been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) in accordance with any Tax Laws as a result of transactions, events or accounting methods employed prior to the Closing Date, (ii) ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent company, or (iii) any actual or potential liability under any provision of Law, as a transferee or successor, in accordance with any contractual obligation, or otherwise for any Taxes of any Person other than the Company or a Subsidiary of the Company.

(d)           Neither the Company nor any Subsidiary of the Company is a party to or bound by any Tax sharing, Tax indemnification or Tax allocation agreement nor does the Company or any Subsidiary of the Company have any liability or potential liability to another party under any such agreement.

(e)           Each of the Company and each Subsidiary of the Company has withheld or collected and timely paid over to the appropriate Tax authorities (or are properly holding for such timely payment) all Taxes required by Law to be withheld or collected.

(f)            Except as set forth in Section 2.10(f) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof)

ending after the Closing Date as a result of any:  (i) installment sale or other open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) any change in method of accounting for a taxable period or portion thereof ending on or before the Closing Date, or (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed prior to the Closing Date.

(g)           Section 2.10(g) of the Disclosure Schedule (i) lists all income, franchise and similar Tax Returns (local and foreign) filed with respect to each of the Company and each Subsidiary of the Company for taxable periods ended on or after January 1, 2003, (ii) indicates which such Tax Returns for each relevant jurisdiction have been audited or for which the statute of limitations has lapsed, and (iii) indicates which such Tax Returns currently are the subject of audit.

(h)           To Seller’s knowledge, neither the Company nor any Subsidiary of the Company has, or has had (during any taxable period remaining open for the assessment of Tax by any Tax Authority under its applicable statute of limitations), any place of business in any foreign country outside the country of its organization.

2.11        Employee Benefit Plans.

(a)           Section 2.11(a) of the Disclosure Schedule sets forth a complete list of all Employee Benefit Plans.  Neither the Company nor any of its Subsidiaries has any liability with respect to any plan of the type described in the preceding sentence other than the Employee Benefit Plans.

(b)           Copies of the following materials have been delivered or made available to Purchaser, as applicable:  (i) all current plan documents for each Employee Benefit Plan or, in the case of an unwritten Employee Benefit Plan, a written description thereof, (ii) all opinion letters from the IRS with respect to any of the Employee Benefit Plans, (iii) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to any of the Employee Benefit Plans, (iv) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Benefit Plan, and (v) any other documents, forms or other instruments relating to any Employee Benefit Plan reasonably requested by Purchaser.

(c)           Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is the subject of a favorable opinion letter from the IRS regarding its qualified form, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.  There have been no non-exempt prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Benefit Plans that could result in any liability or excise tax under ERISA or the Code being imposed on the Company.

(d)           Each Employee Benefit Plan has been maintained, operated and administered in material compliance with its terms and any related documents or agreements and in compliance with all applicable Laws.

(e)           There is no pending or threatened assessment, complaint, proceeding, or investigation of any kind in any court or Governmental Entity with respect to any Employee Benefit Plan (other than routine claims for benefits), nor, to Seller’s knowledge, is there any Basis for one.

(f)            All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Employee Benefit Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.

(g)           No Employee Benefit Plan provides death or medical benefits beyond termination of service or retirement other than continuation coverage required by applicable Law or death benefits explicitly provided for in any Employee Benefit Plan.

(h)           With respect to any insurance policy providing funding for benefits under any Employee Benefit Plan, to Seller’s knowledge, (i) there is no liability of the Company or any Subsidiary of the Company in the nature of a retroactive rate adjustment or loss sharing arrangement, nor would there be any such liability if such insurance policy was terminated at or after the Closing Date, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of Seller no such proceedings with respect to any insurer are imminent.

(i)            No Employee Benefit Plan provides benefits to any individual who is not a current or former employee of the Company or any Subsidiary of the Company, or the dependents or other beneficiaries of any such current or former employee.

(j)            Neither the Company nor any member of the Controlled Group currently has an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code,  a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. There exists no lien on any asset of the member of the Controlled Group arising under Section 430(k) of the Code or Section 4068 of ERISA.

(k)           With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(l)            No Employee Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Benefit Plan are provided through a voluntary employees’ beneficiary association

(within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(m)          Neither the Company nor any Subsidiary thereof has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or any Subsidiary thereof other than the Employee Benefit Plans, or to make any amendments to any of the Employee Benefit Plans, other than as necessary or advisable to maintain the tax-qualified status of any such plan.

(n)           Except as disclosed on Section 2.11(n) of the Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(o)           The term “Foreign Plan” shall mean any Employee Benefit Plan that is maintained outside of the United States.  Each Foreign Plan complies with all applicable Law (including, without limitation, applicable Law regarding the form, funding and operation of the Foreign Plan) in all material respects.  The Financial Statements accurately reflect the Foreign Plan liabilities and accruals for contributions required to be paid to the Foreign Plans, in accordance with applicable generally accepted accounting principles consistently applied.  All contributions required to have been made to all Foreign Plans as of the Closing will have been made as of the Closing.  There are no actions, suits or claims pending or, to the best of the Company’s knowledge, threatened with respect to the Foreign Plans (other than routine claims for benefits).  There have not occurred, nor are there continuing any transactions or breaches of fiduciary duty under applicable Law with respect to any Foreign Plan which could have a material adverse effect on (1) any Foreign Plan or (2) the condition of the Company or any member of the Controlled Group.

2.12        Employee Matters.

(a)           Neither the Company nor any Subsidiary of the Company is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine statutory payments to be made in the normal course of business and consistently with past practice).  There are no pending claims or outstanding liability against the Company and/or any Subsidiary of the Company under any workers compensation plan or policy or for long-term disability. There are no pending claims (settled or unsettled) for injury or occupational health hazard against the Company or any Subsidiary of the Company by any employee or subcontractor.

(b)           Section 2.12(b) of the Disclosure Schedule sets forth a true, correct and complete list of all severance Contracts and employment Contracts to which the Company and/or any Subsidiary of the Company is a party or by which the Company and/or any Subsidiary of the

Company is bound.  The obligations of the Company and of any Subsidiary thereof to provide severance pay to their respective employees have been either fully satisfied or have been funded by contributions to appropriate insurance funds, or have been properly provided for in the Financial Statements in accordance with GAAP.  Neither the Company nor any Subsidiary of the Company is a party to or bound by any collective bargaining agreement or other labor union contract, no collective bargaining agreement is being negotiated by the Company or any Subsidiary of the Company, and no labor union has been certified by any state or federal agency as the bargaining representative of any bargaining unit comprised by any employees of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries agreed to recognize any labor union as the bargaining representative of any bargaining unit comprised of any employees of the Company or any of its Subsidiaries, nor has any labor union made a written demand upon the Company or any of its Subsidiaries for recognition as the bargaining representative of any employees of the Company or any of its Subsidiaries.  Further, neither the Company nor any of its Subsidiaries is a party to any agreement, such as a neutrality, card check or similar type of representational agreement, with any labor union by which the Company and/or any of its Subsidiaries agrees to recognize such union or labor organization as the bargaining representative of any bargaining unit comprised of any employees of the Company or any of its Subsidiaries.  Neither the Company nor any Subsidiary of the Company is aware of any activities or proceedings of any labor union or to organize their respective employees.  There is no labor dispute, strike or work stoppage against the Company or any Subsidiary of the Company pending or, to Seller’s knowledge, threatened which may interfere with the respective business activities of the Company or any Subsidiary of the Company.  Except as set forth in Section 2.12(b) of the Disclosure Schedule, all employees of the Company or any Subsidiary of the Company located in the United States are “at will” employees subject to the termination notice provisions included in employment agreements or applicable Law.

(c)           Except as set forth in Section 2.12(c) of the Disclosure Schedule, there is no contract between the Company or any Subsidiary of the Company and any of their respective employees or directors that cannot be terminated by the Company or any Subsidiary of the Company upon less than thirty (30) days notice without giving rise to a claim for damages or compensation (except for statutory severance pay under applicable Law).

(d)           There are no proceedings pending or, to Seller’s knowledge, threatened, between either the Company or any Subsidiary of the Company, on the one hand, and any of its current or former employees, on the other hand.

(e)           The Company or any Subsidiary of the Company has no accrued unpaid liabilities relating to its employees, directors or officers other than for (i) salaries and fringe benefits since the last payroll period, (ii) accrued but unused holiday and related payments, (iii) accrued but unpaid bonuses, and (iv) as reflected in the most recent balance sheet included in the Company Financial Statements, all (i)-(iii) above set forth in Section 2.12(e) of the Disclosure Schedule.

(f)            There are no material written personnel manuals, handbooks, policies, rules or procedures applicable to any employee of the Company or Subsidiary of the Company, other than those set forth in Section 2.12(f) of the Disclosure Schedule, true and complete copies of which have heretofore been made available to Purchaser.

(g)           To Seller’s knowledge, the Company and each Subsidiary of the Company have complied, in all material respects, with all applicable Laws in respect of employment and employment practices (including, but not limited to, those related to safety), terms and conditions of employment and wages and hours applicable to their operation and nondiscrimination in employment, and have not and are not engaged in any unfair labor practice, nor are there currently any arbitrations or complaints currently pending against the Company regarding the same.

(h)           Except as disclosed in Section 2.12(h) of the Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of any transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will (i) constitute a stated trigger event under any Employee Benefit Plan or otherwise result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase any benefits otherwise payable by the Company or any Subsidiary of the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary of the Company to any Person, merely by reason of the execution and delivery of this Agreement or the consummation of any transaction contemplated hereby.

(i)            All amounts that the Company or any Subsidiary of the Company is legally or contractually required either (x) to deduct from their employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their employees’ salaries and to pay to any Governmental Entity as required by any Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid, and neither the Company or any Subsidiary of the Company has any outstanding obligation to make any such deduction, transfer, withholding or payment.

(j)            With respect to the employees of the Company, Seller and the Company are in compliance with their respective obligations pursuant to WARN, or any similar state or local Law.  Except as set forth on Section 2.12(j) of the Disclosure Schedule, there has been no mass layoff, plant closing, or shutdown that implicates WARN, or any similar state or local Law within twelve (12) months prior to the Closing Date.

(k)           To the Knowledge of Seller, all current employees of the Company who work in the United States are, and all former employees of the Company who worked in the United States whose employment terminated, voluntarily or involuntarily, within the three (3) years prior to the date of this Agreement, were legally authorized to work in the United States.  The Company has completed and retained the necessary employment verification paperwork under IRCA for the employees hired prior to the date of this Agreement, and the Company has complied with anti-discrimination provisions of the IRCA.  Further, at all times prior to the date of this Agreement, the Company was in material compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

2.13        Insurance.  Section 2.13 of the Disclosure Schedule is a true, correct and complete listing of all policies of insurance issued at the request or for the benefit of the Company or any Subsidiary of the Company.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  To Seller’s knowledge, each of the Company and each Subsidiary of the Company are in material compliance with the terms of such policies.  Seller has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.14        Compliance With Laws.  To Seller’s knowledge, each of the Company and each Subsidiary of the Company has complied in all respects with, is not in violation of, and has not received any notices of violation with respect to, any local or foreign Law or permits or licenses issued under such Laws with respect to the conduct of its business or the ownership or operation of its business.  To Seller’s knowledge, all Permits necessary for each of the Company and each Subsidiary of the Company to own, lease or operate its properties and assets and to carry on its business as now conducted have been obtained or made, and there has occurred no default under any such Permit.

2.15        Minute Books.  To Seller’s knowledge, the minute books of the Company made available to Purchaser contain an accurate summary of all material resolutions taken at the meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company.

2.16        Brokers’ and Finders’ Fees.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.  A good faith estimate, as of the date of this Agreement, of all third party fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by the Company or any Subsidiary of the Company in connection with this Agreement or any transaction contemplated hereby is set forth in Section 2.16 of the Disclosure Schedule.  Neither the Company nor any Subsidiary of the Company shall be liable for any fees or expenses incurred, directly or indirectly, by Seller in connection with this Agreement or any transaction contemplated hereby.

2.17        Material Customers and Suppliers.  Section 2.17 of the Disclosure Schedule sets forth the top 20 customers (the “Material Customers”) and top 20 suppliers (the “Material Suppliers”) of the Company and its Subsidiaries, taken as a whole, for the years ended December 31, 2006 and December 31, 2007.  No Material Customer whose engagement of the Company or any of its Subsidiaries was not fully performed as of December 31, 2007 or the date hereof and no Material Supplier have canceled or otherwise terminated their relationship with the Company or any of its Subsidiaries, and to Seller’s knowledge, no Material Customer whose engagement of the Company or any of its Subsidiaries was not fully performed as of December 31, 2007 or the date hereof intends to cancel any pending purchase orders, and no Material Supplier intends to cancel or otherwise terminate their relationship with the Company or any of its Subsidiaries.  To Seller’s knowledge, neither the Company nor any of its Subsidiaries has (i) breached, in any material respect, any agreement with, or (ii) engaged in any fraudulent conduct with respect to, any Material Customer or Material Supplier.

2.18        Material Contracts.  Except for Contracts listed in Section 2.18 of the Disclosure Schedule, filed as exhibits to the Company SEC Documents and Government Contracts, neither the Company nor any Subsidiary of the Company is a party to or bound by any material written Contract or any material oral Contract involving the payment or receipt by the Company or its Subsidiaries of $50,000 or more (each, a “Material Contract”), including:

(a)           any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) with respect to the Company and its Subsidiaries (whether or not filed by the Company with the SEC) and each Material Government Contract;

(b)           any distributor, reseller, sales, advertising, agency, manufacturer’s representative, joint marketing, joint development, joint venture or original equipment manufacturing Contract that creates an exclusive relationship between the Company and such party or that is not terminable at will by the Company on thirty (30) days’ notice or less;

(c)           any continuing Contract for the purchase of materials, supplies, equipment or services involving in the case of any such Contract more than $100,000 over the life of the Contract;

(d)           any customer Contract that materially deviates from the Company’s standard form of customer Contract attached at Section 2.18(d) of the Disclosure Schedule;

(e)           any customer Contract for which, to Seller’s knowledge, the amount paid to the Company or any of the Subsidiaries of the Company under such Contract is less than the cost to the Company and the Subsidiaries of the Company to perform the services under such Contract and any customer Contract for which, to Seller’s knowledge, the cost of any remaining services to be performed under such Contract is, or is anticipated by Seller to be, more than the amount remaining to be paid (including any amounts that have already been paid that have been booked as deferred revenue, and have not been recognized as revenue as of the Company Balance Sheet Date) to the Company or the Subsidiaries of the Company for the services remaining to be performed under such Contract;

(f)            any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(g)           any Contract for any capital expenditure in excess of $50,000 individually or $150,000 in the aggregate;

(h)           any Contract in accordance with which the Company or any Subsidiary of the Company is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property or real property;

(i)            any license or other Contract providing any Person with rights to any Company Intellectual Property (other than non-exclusive licenses granted by the Company in the ordinary course of business);

(j)            any Contract with any Person with whom the Company or any Subsidiary of the Company does not deal at arm’s length, including Affiliates of the Company, Seller and Affiliates of Seller;

(k)           any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(l)            any Contract relating to the disposition or acquisition of any material interest in any business enterprise outside the ordinary course of the Company’s business;

(m)          any Contract relating to settlement of any administrative or judicial proceedings within the past five years; or

(n)           any Contract that results in any Person holding a power of attorney from the Company or any Subsidiary of the Company that relates to the Company, any Subsidiary of the Company or any of their respective businesses.

To Seller’s knowledge, all Material Contracts are in executed written form and the Company or the applicable Subsidiary of the Company has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of, any Material Contract and, to Seller’s knowledge, each of the Material Contracts is in full force and effect.  To Seller’s knowledge, the ability of each of the Company and each Subsidiary of the Company to exercise all of its rights under the Contracts to which it is a party without the payment of any additional amounts of consideration other than ongoing fees, royalties or payments that it would otherwise be required to pay in accordance with the terms of such Contracts had the transactions contemplated by this Agreement not occurred, will not be adversely affected by reason of the transactions contemplated hereby.

2.19        Government Contracts.

Set forth in Section 2.19(a)(i) of the Disclosure Schedule is a list of each Material Government Contract to which the Company or one of its Subsidiaries is a party (other than task and delivery orders).  Set forth in Section 2.19(a)(ii) of the Disclosure Schedule is a list of each outstanding material Bid as of the date of this Agreement that has not been accepted or rejected.  Set forth in Section 2.19(a)(iii) of the Disclosure Schedule is a list of each outstanding written material teaming agreement, material joint venture agreement, non-disclosure agreement, memorandum of understanding and memorandum of agreement, and every such oral agreement for $50,000 or more, in each case related to a Government Contract, to which the Company or one of its Subsidiaries is a party.

(a)           Seller has made available to Purchaser or its counsel correct and complete copies of all Government Contracts listed in Section 2.19(a)(i) of the Disclosure Schedule, all Bids listed in Section 2.19(a)(ii) of the Disclosure Schedule, and all teaming agreements and joint ventures listed in Section 2.19(a)(iii) of the Disclosure Schedule.

(b)           To Seller’s knowledge, all Bids set forth in Section 2.19(a)(ii) of the Disclosure Schedule were made, and all teaming agreements, joint ventures, non-disclosure agreements, memoranda of understanding and memoranda of agreement set forth in Section 2.19(a)(iii) of the Disclosure Schedule were entered into in the ordinary course of business.

(c)           With respect to all Government Contracts and Bids to which the Company or any of its Subsidiaries is a party, to Seller’s knowledge: (i) the Company and its Subsidiaries have complied in all material respects with all terms and conditions of its Government Contracts and Bids and any requirements of Law pertaining to its Government Contracts and Bids; (ii) each representation and certification executed by the Company or its Subsidiaries pertaining to its Government Contracts and Bids was true and correct in all material respects as of its effective date; (iii) all cost and pricing data submitted by the Company and its Subsidiaries to any Governmental Entity in connection with a Government Contract or Bid was current, accurate, and complete as of the day on which the parties to the Government Contract agreed upon a price; (iv) there is no suspension, stop work order, cure notice, or show cause notice in effect for the Government Contracts of the Company and its Subsidiaries, nor is any Governmental Entity threatening to issue one; (v) no cost incurred by the Company or its Subsidiaries has been disallowed; and (vi) other than in the ordinary course of business, no money due to the Company or its Subsidiaries has been (or has threatened to be) withheld or set off.

(d)           Except as set forth in Section 2.19(d) of the Disclosure Schedule, to Seller’s knowledge, there is no: (i) civil fraud or criminal investigation, indictment, judgment, conviction, writ of information, or audit of the Company, any of its Subsidiaries, or any of its managers, officers, employees, agents, independent contractors or consultants, by any Governmental Entity with respect to any alleged or potential violation of Law regarding any Government Contract or Bid; (ii) suspension or debarment proceeding against the Company or any of its Subsidiaries; or (iii) contracting officer’s decision or legal proceeding by which a Governmental Entity claims that the Company or any of its Subsidiaries is liable to a Governmental Entity, in each case, with respect to any Government Contract.  Furthermore, to Seller’s knowledge, there is no basis for the assertion of any such claims, or the initiation of any such investigations or audits.  Except as set forth in Section 2.19(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, or made a voluntary disclosure to any U.S. Governmental Entity, with respect to any alleged misstatement, omission, or violation arising under or relating to any Government Contract or Bid.

(e)           Except as set forth in Section 2.19(e) of the Disclosure Schedule, to Seller’s knowledge, there are no material claims or disputes by or between the Company or any of its Subsidiaries and any prime contractor, subcontractor or vendor relating to any Government Contract.

(f)            The Company and its Subsidiaries have not assigned any of their claims, rights to receive value, or other interests under any Government Contract pursuant to the Assignment of Claims Act (31 U.S.C. § 3727), as amended, or otherwise.

(g)           To Seller’s knowledge, the Company and its Subsidiaries have fully complied in all respects with all of its obligations under applicable Government Contracts relating to any government-furnished property or similar property or equipment owned by any U.S. Governmental Entity.

(h)           The Company and its Subsidiaries and their respective employees possess all government security clearances necessary to perform the Government Contracts, and all such security clearances are valid and in force and effect.

(i)            Except as set forth in Section 2.19(i) of the Disclosure Schedule, the Company has not been found to be in violation of, nor to Seller’s knowledge are there any ongoing investigations regarding compliance with, the National Industrial Security Program Operating Manual or any laws dealing with safeguarding, controlling and disclosing classified information.  To Seller’s knowledge, there is no basis for any assertion that any such laws or provisions have been violated.

(j)            Except as set forth in Section 2.19(j) of the Disclosure Schedule, to Seller’s knowledge, none of the officers or directors of the Company or any of its Subsidiaries has: (a) made any payments or used any funds to influence transactions in violation of Law; (b) failed to file any required lobbying reports pursuant to the Lobbying Disclosure Act of 1995; (c) used any corporate or other funds or given anything of value for unlawful gratuities, contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of  any applicable Law; or (d) accepted or received any unlawful contributions, payments, expenditures or gifts.

(k)           Except as set forth in Section 2.19(k) of the Disclosure Schedule, the Company and its Subsidiaries have not been found to be in violation of, nor to Seller’s knowledge are there any ongoing or threatened investigations regarding compliance with, the Truth in Negotiations Act, the Cost Accounting Standards, the Anti-Kickback Act, the Davis-Bacon Act, the Service Contract Act of 1965, the Federal Procurement Integrity Act, or any other Laws addressing gratuities to and/or bribery of federal officers.  To Seller’s knowledge, there is no basis for any assertion that these laws have been violated.

(l)            The Company has no Government Contract as to which, to Seller’s knowledge, the Company’s current estimates of the direct and indirect costs incurred to date under such Government Contract plus the Company’s estimates of the direct and indirect costs for authorized work remaining to be completed in the performance of such Government Contract, plus any amounts for unfunded contract value, exceeds the current contract price by $500,000 (a “Loss Contract”); provided, however, that Seller does not make any representation regarding Purchaser’s final profit or loss with respect to any Government Contract.

(m)          Except as set forth in Section 2.19(m) of the Disclosure Schedule, all business activities by the Company and its Subsidiaries concerning preparation and submission of bids, seeking and obtaining Government Contracts, performing and administering Government Contracts, invoicing, and interactions with Government representatives concerning Government Contracts and Bids, have been, to Seller’s knowledge, in compliance with all applicable requirements, solicitation provisions, contract provisions and Laws.

2.20        Grants, Incentives and Subsidies.  Section 2.20 of the Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives and subsidies (collectively, “Grants”) from the Government of Israel or any agency thereof, or from any foreign Governmental Entity, granted to the Company and/or any Subsidiary thereof, including, without limitation, (i) Approved Enterprise Status from the Investment Center and (ii) grants from the Office of the Chief Scientist.

(a)           Seller has made available to Purchaser, prior to the date hereof, correct copies of all documents evidencing Grants submitted by the Company and any Subsidiary thereof and of all related letters of approval, and supplements thereto, granted to the Company and any Subsidiary thereof.

(b)           Section 2.20(b) of the Disclosure Schedule details all material undertakings of the Company and its Subsidiaries given in connection with the Grants.

(c)           Without limiting the generality of the foregoing, Section 2.20(c) of the Disclosure Schedule includes the aggregate amounts of each Grant, the aggregate outstanding obligations thereunder of the Company and any Subsidiary thereof with respect to royalties or the outstanding amounts to be paid by the Office of the Chief Scientist to the Company or any Subsidiary thereof and the composition of such obligations or amounts by the product or product family to which it relates.

(d)           To Seller’s knowledge, each of the Company and any of its Subsidiaries is in compliance, in all material respects, with the terms and conditions of their respective Grants and has duly fulfilled all the undertakings relating thereto.

(e)           Seller is not aware of any event or other set of circumstances which might lead to the revocation or material modification of any of the Grants.

(f)            This Agreement, the Related Agreements, and the consummation of the transactions contemplated hereby and thereby will not adversely affect the remaining duration of any material Tax incentive granted to the Company or any Subsidiary thereof or require any recapture of any previously claimed incentive, and no consent or approval of any Governmental Entity is required, other than as expressly contemplated by this Agreement, prior to the consummation of the transactions contemplated by this Agreement in order to preserve the entitlement of the Company or of any Subsidiary thereof to any such incentive.

2.21        Properties; Absence of Encumbrances.

(a)           Neither the Company or any Subsidiary of the Company owns any real property, nor has either the Company or any Subsidiary of the Company ever owned any real property.

(b)           Each of the Company and each Subsidiary of the Company has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances (other than for (a) liens for taxes and assessments not yet due and payable, (b) liens for taxes, assessments, and other charges, if any, the validity of which is being contested in good faith by appropriate action and (c) liens of employees for current wages not yet due), and such properties and assets have been maintained in accordance with the ordinary course of business, except (i) as reflected in the Company Balance Sheet, (ii) liens for Taxes not yet due and payable, and (iii) such imperfections of title and Encumbrances, if any, which do not detract materially from the value or interfere materially with the present use of the property subject thereto or affected thereby.

(c)           Of the assets, properties and rights that are owned by either Seller, the Company or any of their respective Subsidiaries or Affiliates, except for properties or assets replaced in the ordinary course of business by equivalent or superior properties or assets, and the assets of Seller that are used in the Company’s business and set forth on Section 2.22(c)(i) of the Disclosure Schedule, the assets owned by the Company and its Subsidiaries include all of the assets, properties and rights used in, held for use in, or necessary for the conduct of, the Company’s business as heretofore conducted.  Set forth on Section 2.22(c)(ii) of the Disclosure Schedule is a list and description of the services provided to the Company by Seller and its Affiliates in the three year period ending on the date hereof, together with the amounts charged to the Company for such services.

2.22        Environmental Matters.

(a)           Hazardous Material.  There has been no production, processing, manufacture, generation, treatment, handling, storage or disposal of any Hazardous Material by the Company or any of its Subsidiaries at any property currently or formerly owned, operated, occupied or leased by the Company or any of its subsidiaries; nor are any Hazardous Materials present as a result of any actions of the Company or any of its Subsidiaries or, to Seller’s knowledge, any third party, in, on or under any such property, including the land and any improvements thereto, ground water and surface water thereof.

(b)           Hazardous Materials Activities.  Neither the Company nor any of its Subsidiaries or affiliates has transported, stored, used, manufactured, disposed of, released or exposed any Company employee or any third party to Hazardous Materials, or manufactured or distributed any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity in effect on or at any time before the Closing Date.

2.23        State Takeover Statutes.  The Company has taken all actions necessary so that no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or regulation will prohibit the transactions contemplated by this Agreement or to any subsequent acquisition by Purchaser of shares of Company Capital Stock.  Notwithstanding the generality of the foregoing, the Company has taken all actions necessary so that the restrictions contained in Section 203 of the Delaware General Corporations Law are not applicable to Purchaser as a result of the transactions contemplated hereby.

2.24        Inventories.  The Inventory of the Company and its Subsidiaries has been calculated in accordance with GAAP and in a manner consistent with the past practice of the

Company.  Except as set forth in Section 2.24 of the Disclosure Schedule, none of the Company’s or its Subsidiaries’ Inventory is held on consignment, or otherwise, by third parties.

2.25        Complete Information.  Seller has not knowingly withheld or concealed any material information relating to the Company or any of its Subsidiaries from Purchaser.

ARTICLE 2A
REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller hereby represents and warrants to the Purchaser as follows:

2A.1       Organization and Good Standing.  Seller is duly incorporated under the Laws of the State of Israel and is validly existing and in good standing under such Laws, and has all necessary legal and corporate right, authority, power and capacity to own its property and assets and to carry on its business as presently conducted.

2A.2       Ownership of Shares.  Seller is the sole registered legal and beneficial owner of the Shares designated as being owned by Seller in Annex A, and such Shares are to be sold pursuant to this Agreement, and such Shares will, at Closing, constitute no less than 55% of the issued and outstanding shares of Company Capital Stock on a Fully Diluted Basis.  Such Shares are not subject to any Encumbrances or to any rights of first refusal of any kind, and Seller has not granted any rights to purchase, and has no obligation to transfer, assign or otherwise dispose of, such Shares to any other Person.  Seller has the sole right to transfer such Shares to Purchaser.  Such Shares constitute all of the securities of the Company owned, beneficially or of record, by Seller, and Seller has no other rights to acquire Company Capital Stock.  Upon the Closing, Seller will transfer to Purchaser the Shares free and clear of all Encumbrances.

2A.3       Validity and Enforceability.  Seller has the capacity or the requisite power and authority, as the case may be, to execute, deliver and perform its obligations under this Agreement and the Related Agreements to which Seller is a party.  This Agreement and each of the Related Agreements have been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, represent the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms.  No further action on the part of Seller is or will be required in connection with the transactions contemplated by this Agreement or the Related Agreements except as expressly set forth herein or therein.

2A.4       Absence of Claims.  Seller does not have any present claim against the Company or any Subsidiary of the Company and, except as set forth in Schedule 4.9, does not have knowledge of the Basis for any future claim against the Company or any Subsidiary of the Company whether, contingent or unconditional, fixed or variable, under any Contract or on any other legal Basis whatsoever.

2A.5       No Litigation.  There are no Actions outstanding or pending or threatened against or affecting Seller that would prevent it from (a) executing and delivering this Agreement or the Related Agreements, or (b) performing Seller’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the Related Agreements.

2A.6       No Conflict.  Neither the execution and delivery of this Agreement or the Related Agreements, nor the performance by Seller of its obligations hereunder or thereunder will (a) conflict with, or result in a violation of or default under (with or without notice, lapse of time, or both) the certificate of incorporation or the bylaws (or equivalent constitutional documents) of Seller or any Law applicable to it, (b) conflict with, or result in a violation of or default under (with or without notice, lapse of time, or both), or require consent, approval or waiver from any Person in accordance with the terms of any Contract to which such Seller is a party, or (c) result in the creation or imposition of any Encumbrance with respect to the Shares owned beneficially or of record by Seller or the ability of Seller to consummate the transaction contemplated by this Agreement or the Related Agreements, except, with respect to clause (b), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by this Agreement or otherwise prevent Seller from performing its obligations under this Agreement.

2A.7       Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party, including a party to any Contract with Seller, is required (or not otherwise waived or satisfied at or prior to Closing) by or with respect to Seller in connection with the execution and delivery of this Agreement or the Related Agreements to which it is a party, or the consummation of the transactions contemplated hereby and thereby except for the Regulatory Filings.

2A.8       Brokers.  No Person (other than Seller’s Affiliates) has acted directly or indirectly as a broker, finder or financial advisor for Seller in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof from the Company or Purchaser based in any way on any agreement, arrangement or understanding made by or on behalf of Seller.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

3.1          Organization, Standing and Power.  Purchaser is duly organized, validly existing and in good standing under the Laws of France.  Purchaser has the corporate power to own its properties and to conduct its business as now being conducted and as proposed to be conducted by it.

3.2          Authority; Noncontravention.  Purchaser has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller, constitutes the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except for the Regulatory Filings (as defined in Section 4.6).

3.3          No Conflict.  The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement by Purchaser will not, and the consummation of the transactions contemplated by this Agreement by Purchaser will not, (i) conflict with or violate the certificate of incorporation or bylaws or other organizational documents of Purchaser, (ii) assuming that all consents, approvals and other authorizations described in Section 3.2 have been obtained have been made or taken, conflict with or violate any Law applicable to Purchaser or by which any material property or material asset of Purchaser is affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any material property or material asset of Purchaser is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by this Agreement or otherwise prevent Purchaser from performing its obligations under this Agreement.

3.4          Financing.  Purchaser has, as of the date hereof, and will have at the Closing Date, sufficient funds to permit Purchaser to consummate all the transactions contemplated by this Agreement, including, without limitation, acquiring all the Shares and paying the Purchase Price.

3.5          Reliance on Representations and Warranties.  Purchaser represents that in entering into the transactions contemplated herein it is not relying on, and Seller shall not be responsible for, any information provided by, or on behalf of, Seller other than Seller’s representations and warranties set forth herein and information contained in the Disclosure Schedule.

ARTICLE 4
COVENANTS AND OTHER AGREEMENTS

4.1          Conduct of Business of the Company and Its Subsidiaries.  During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, unless otherwise approved by Purchaser in writing or expressly contemplated herein or in any Related Agreement:

(a)           Seller shall cause the Company and each Subsidiary of the Company to conduct their business in the usual, regular and ordinary course in the best interests of the Company and its stockholders and in substantially the same manner as heretofore conducted;

(b)           Seller shall cause the Company and each Subsidiary of the Company to, (i) pay all of their debts and Taxes when due, except to the extent such debts or Taxes are being contested in good faith by appropriate proceedings and for which adequate reserves according to GAAP have been set up, (ii) pay or perform their other undisputed obligations when due, and (iii) use commercially reasonable efforts to preserve intact their present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that their goodwill and ongoing businesses shall remain unimpaired at the Closing;

(c)           Seller shall promptly notify Purchaser of any change, occurrence or event not in the ordinary course, that becomes known to Seller, of the business of the Company and each Subsidiary of the Company, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, could reasonably be expected to have a Material Adverse Effect on the Company or any Subsidiary of the Company or which is reasonably likely to cause any of the conditions to closing set forth in Article 5 not to be satisfied; and

(d)           Seller shall, and shall cause the Company and each Subsidiary of the Company to, assure that each Contract entered into on or after the date hereof by the Company or any Subsidiary of the Company will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the transactions contemplated by this Agreement.

4.2          Restrictions on Conduct of Business of the Company and Its Subsidiaries.  Without limiting the generality or effect of the provisions of Section 4.1, during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, Seller shall cause the Company and each Subsidiary of the Company not to do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or in any Related Agreement or as expressly consented to in writing by Purchaser, which consent shall not be unreasonably withheld):

(a)           Cause or permit any amendments to its organizational documents;

(b)           Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements existing at the date hereof providing for the repurchase of shares in connection with any termination of service;

(c)           Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or the vesting of the securities purchased or purchasable under such options or other rights, amend or change any other terms of such options or rights or authorize cash payments in exchange for any options or other rights granted under any of such plans or the securities purchased or purchasable under those options or rights or waive or amend the right of repurchase applicable to any outstanding shares of Company Capital Stock; provided, however, that Purchaser consents to the Company’s cancellation of the option grants set forth in Schedule 4.2(c);

(d)           Enter into any Material Contract or any Contract with Seller or any Affiliate of Seller (other than the Company and its Subsidiaries) or violate, amend or otherwise modify or waive any of the terms of any Material Contract or any Contract with Seller or any Affiliate of Seller (other than the Company and its Subsidiaries) or change in any material respect the course of performance or payments thereunder;

(e)           Issue or grant any securities or agree to issue or grant any securities other than the issuance of shares of Company Common Stock in accordance with the exercise of stock options outstanding on the date hereof;

(f)            Hire any net additional employees or enter into or extend the term of any employment agreement with any Person, or hire any consultant or independent contractor, in each case other than in the ordinary course of business, or enter into or extend the term of any consulting agreement with any Person other than in the ordinary course of business;

(g)           Make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances;

(h)           Transfer or license to any Person (including through an original equipment manufacture or reseller agreement) any rights to any owned Company Intellectual Property (other than in the ordinary course of business in connection with the license or sale of any of the Company’s products or services to customers);

(i)            Enter into or amend any Contract (including through an original equipment manufacturer or reseller Contract) in accordance with which any other party is granted marketing or other distribution rights of any type or scope with respect to any of the Company’s products or technology;

(j)            Sell, lease, license or otherwise dispose of or encumber any of its properties or assets (other than in the ordinary course of business in connection with the license or sale of any of the Company’s products or services to customers);

(k)           Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(l)            Enter into any operating lease;

(m)          Pay, discharge or satisfy, in an amount in excess of $10,000 in any one case or $15,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising otherwise than in the ordinary course of business and not in violation of this Agreement, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;

(n)           Make any capital expenditures or commitments, capital additions or capital improvements in excess of $5,000 except in the ordinary course of business (and not in excess of $50,000, in the aggregate, without prior notice to Purchaser);

(o)           Materially reduce the amount of any insurance coverage provided by existing insurance policies;

(p)           Adopt or amend any Employee Benefit Plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under the Employee Benefit Plan or as may be necessary or advisable to comply with any applicable Law, or hire any new officer-level or other management-level employee, pay any special bonus or special remuneration to any employee or non-employee director or increase the salaries or wage rates of its employees (except in each case as may be required under the terms of Contracts existing on the date thereof or as otherwise consistent with prior practice), or add any new non-employee members to the board of directors of Company or any Subsidiary of the Company;

(q)           Grant any severance or termination pay to any Person not required under an existing Contract or applicable Law or amend or modify any existing severance or termination agreement with any Person;

(r)            Commence a lawsuit other than (i) for the routine collection of bills, or (ii) in such cases where it in good faith determines that failure to commence suit would either bar such suit or otherwise result in the material impairment of a valuable aspect of its business, provided that it notifies Purchaser prior to the filing of such a suit;

(s)            Acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company and each Subsidiary of the Company, taken as a whole;

(t)            Make any change in accounting principles, practices or policies from those utilized in the preparation of the Financial Statements, make any write-off or write-down of or made any determination to write-off or write-down any of its assets or properties, or make any change in its general pricing practices or policies or any change in its credit or allowance practices or policies, unless instructed to do any of the foregoing by the Company’s or any of its Subsidiaries’ independent accountants or auditors and the Company consults with Purchaser prior to making such change;

(u)           Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case unless instructed to do any of the foregoing by the Company’s or any of its Subsidiaries’ independent accountants or auditors and the Company consults with Purchaser prior to making such change;

(v)           Terminate any employee, consultant, or independent contractor where such termination would result in an obligation to pay any bonus, special payment, or severance payment imposed by applicable Law; and

(w)          Take or agree in writing or otherwise to take, any of the actions described in the foregoing clauses of this Section 4.2, or any action which could reasonably be expected to make any of Seller’s representations or warranties contained in this Agreement to be or become untrue or incorrect or prevent Seller, the Company or any Subsidiary of the Company from performing or cause Seller, the Company or any Subsidiary of the Company not to perform one or more covenant required hereunder to be performed by Seller, the Company or any Subsidiary of the Company.

4.3          Access to Information.

(a)           Until the earlier of the termination of this Agreement and the Closing, (i) Seller shall, and shall cause the Company and its Subsidiaries to, subject to restrictions under applicable Laws, afford Purchaser and its accountants, counsel and other representatives, reasonable access during normal business hours to (A) all of the properties, books, contracts, commitments and records of the Company and each Subsidiary of the Company, and (B) all other information concerning the business, properties and personnel of the Company or any Subsidiary of the Company as Purchaser may reasonably request, and (ii) Seller shall provide and shall cause the Company and its Subsidiaries to provide, to Purchaser and its accountants, counsel and other representatives true, correct and complete copies of internal financial statements promptly upon request.

(b)           Subject to compliance with applicable Law and subsection (a) above, until the earlier of the termination of this Agreement and the Closing, Seller shall use its best efforts to cause the officers of the Company to confer from time to time as requested by Purchaser with one or more representatives of Purchaser to discuss any material changes or developments in the operational matters of the Company and its Subsidiaries and the general status of the ongoing business and operations of the Company and its Subsidiaries.

(c)           No information or knowledge obtained in any investigation in accordance with this Section 4.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Acquisition or any party’s rights hereunder (including rights under Article 7).

4.4          Confidentiality.  The parties acknowledge that Purchaser and the Company have previously executed a non-disclosure agreement dated September 17, 2007 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

4.5          Public Disclosure.  Neither party shall (and, before the Closing, Seller and, after the Closing, Purchaser, shall cause the Company and its Subsidiaries not to) issue any press release or otherwise make any public statement with respect to the Acquisition, this Agreement or any material transaction involving Seller, Purchaser or the Company without the consent of the other party.  If a party or any of its Representatives is requested to disclose any information with respect to the Acquisition, this Agreement or any material transaction involving Seller, Purchaser or the Company (the “Information”), such party (the “Disclosing Party”) will promptly notify the other party (the “Non-Disclosing Party”) to permit the Non-Disclosing Party to seek a protective order or take other appropriate action.  The Disclosing Party will cooperate in the Non-Disclosing Party’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the Information.  Notwithstanding the first sentence of this Section 4.5, if, in the absence of a protective order, the Disclosing Party or any of its Representatives is, in the written opinion of the Disclosing Party’s counsel, compelled as a matter of Law to disclose any Information to a third party, the Disclosing Party may disclose to the third party compelling disclosure only the part of the Information that is required by Law to be disclosed (in which case, prior to disclosure, the Disclosing Party will use reasonable efforts to advise and consult with the Non-Disclosing Party and its counsel as to such disclosure and the nature and wording of such disclosure), and the Disclosing Party will use its best efforts to obtain confidential treatment for any Information so disclosed.  Nothing set forth herein shall prohibit any party from making public disclosures related to the transactions contemplated hereby as may be required under applicable securities Laws (based on advice of counsel); provided, that the disclosing party (and Seller on behalf of the Company) shall in good faith attempt to coordinate with the other party such disclosure, both as to timing and substance.

4.6          Consents; Cooperation; Regulatory Filings.

(a)           Purchaser shall, and Seller shall cause the Company to, promptly after the execution of this Agreement, and in any event no later than fifteen business days from the date of this Agreement, apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Acquisition or set forth on Schedule 1.5(f).  Without limiting the generality or effect of the foregoing, Purchaser shall, and Seller shall cause the Company to, as soon as practicable, and in any event no later than fifteen business days from the date of this Agreement, (i) provide written notice to the Committee of Foreign Investment in the United States (“CFIUS”) pursuant to the Exon-Florio Amendment of the Defense Production Act of 1950, (ii) make any filings necessary pursuant to the International Traffic in Arms Regulations of the United States (22 C.F.R. § 120-130) or other export control laws such as the Export Administration Regulations (15 C.F.R. § 730 et seq.), (iii) make any required regulatory filings, and shall use their best efforts to obtain any required regulatory consents, authorizations, orders, and declarations outside the U.S., and (iv) take all reasonable measures to obtain the concurrence of the U.S. State Department’s Directorate of Defense Trade Controls (“DDTC”) that the Acquisition may proceed notwithstanding an August 29, 2005 Consent Agreement (the “Consent Agreement”) entered into by the U.S. State Department, the Company and the Seller, (collectively, the “Regulatory Filings”), and supply promptly as reasonably practicable any additional information and documentary material that may be requested by any Governmental Entity in connection with the Regulatory Filings.  The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings relating to the Regulatory Filings.

(b)           Purchaser shall, and Seller shall cause the Company to, use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement in connection with the Regulatory Filings or under any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Applicable Regulations”).  Neither Purchaser nor the Company shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) 90 days after the date of this Agreement, and (ii) the date of a ruling preliminarily enjoining the Acquisition issued by a court of competent jurisdiction.  Purchaser shall, and Seller shall cause the Company to, use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the Applicable Regulations with respect to such transactions as promptly as possible after the execution of this Agreement.  Purchaser shall, and Seller shall cause the Company to, take any and all of the following actions to the extent necessary or appropriate to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable Laws regarding the transactions contemplated hereby:  (A) entering into negotiations; (B) providing information required by Law; and (C) substantially complying with any request for information in accordance with the Applicable Regulations.

(c)           In no event will Purchaser be obligated to (i) divest any of its or any of its Subsidiaries’ businesses, product lines or assets, or to agree to any divestiture of the Company’s businesses, product lines or assets, or (ii) take or agree to take any other action or agree to any limitation or obligation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on Purchaser after the Closing.  Neither the Company nor any Subsidiary of the Company shall be obligated to (A) divest any of their respective businesses, product lines or assets, or (B) to take or agree to take any other action or agree to any limitation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company.

(d)           Seller shall cause the Company to provide all notifications to the United States Department of Defense required by 48 C.F.R. 52.215-19.  Seller shall cause the Company to use best efforts and provide full  cooperation in executing any novations required in connection with the Government Contracts under 48 C.F.R. 42.12.

(e)           As soon as practicable following the date hereof and to the extent required by Law, Purchaser shall prepare (with Seller’s reasonable assistance), in accordance with Federal Acquisition Regulations Part 42, ¶ 42.12 and any applicable agency regulations or policies, a written request meeting the requirements of the Federal Acquisition Regulations Part 42, as reasonably interpreted by the Responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42, ¶ 42.1202(a)), which Seller shall cause to be submitted by the Company to each Responsible Contracting Officer, for the United States government to (i) recognize Purchaser as Seller’s successor in interest, and (ii) to enter into a novation agreement (each, a “Novation Agreement”) in form and substance reasonably satisfactory to Purchaser and Seller.  Purchaser shall provide to Seller promptly any information regarding Purchaser required in connection with such request.  Seller and Purchaser shall each use reasonable efforts, and Seller shall cause the Company to use reasonable efforts, to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreements with regard to any of the Government Contracts, including responding to any requests for information by the United States government with regard to such Novation Agreement.

(f)            Seller shall, and shall cause the Company to, use commercially reasonable efforts and provide reasonable cooperation in making personal introductions of representatives of Purchaser to the contracting officers responsible for the award and administration of the Government Prime Contracts, and to the respective prime contractor with respect to any other Government Contract.  The purposes of such introductions will include allowing Purchaser to discuss the need for novation or other approvals of the transactions contemplated by this Agreement and related agreements by Governmental Entities or prime contractors, and ensuring good customer relationships following the Closing.  In pursuing such discussions, Purchaser shall take all reasonable actions necessary in an effort to preserve the Company’s relationships and goodwill with such parties.

4.7          Further Assurances.  On the terms and subject to the conditions and limitations set forth elsewhere in this Agreement, each of the parties hereto shall (and Seller shall cause the Company and each Subsidiary of the Company to) use commercially reasonable efforts, and shall cooperate with each other party hereto (including with respect to Seller, the Company and its Subsidiaries), to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article 5.  Without limiting the generality or effect of the foregoing and subject to the terms and limitations set for the elsewhere in this Agreement, in the event an injunction or other order preventing the consummation of the Acquisition shall have been issued by a court of competent jurisdiction, each party hereto shall (and Seller shall cause the Company and each Subsidiary of the Company to) use its commercially reasonable efforts to have such injunction or other order lifted.  Each party hereto (and Seller shall cause the Company and each Subsidiary of the Company to), at the reasonable request of the other party hereto, shall, in each case on the terms and subject to the conditions and limitations set forth elsewhere in this Agreement, execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Acquisition and the other transactions contemplated hereby.

4.8          Non-Compete and Non-Solicitation Agreement.

(a)           Seller understands that Purchaser shall be entitled to protect and preserve the going concern value of the Company to the extent permitted by Law and not otherwise provided pursuant to this Agreement and that Purchaser would not have entered into this Agreement absent the provisions of this Section 4.8.  Therefore, beginning on the Closing Date and ending on the five-year anniversary of the Closing Date, Seller shall not directly or through any of its Affiliates, without the prior written consent of Purchaser, engage in any Competitive Business Activity worldwide (the “Territory”).  In addition, beginning on the Closing Date and ending on the five-year anniversary of the Closing Date, Purchaser shall not directly or through any of its Affiliates (including the Company), without the prior written consent of Seller, engage in any Seller Competitive Business Activity in the Territory.

(b)           Seller acknowledges that the restrictions contained in Section 4.8(a) shall not prohibit Purchaser or its Affiliates from engaging in any business activity outside the Seller Competitive Business Activity in any market or location.  Purchaser acknowledges that the restrictions contained in Section 4.8(a) shall not prohibit Seller or its Affiliates from engaging in any business activity outside the Competitive Business Activity in any market or location.

(c)           Following the Closing, Seller agrees that it shall not directly or indirectly (through its Affiliates or any of Seller’s or its Affiliates’ respective officers, directors, employees or other agents) solicit for employment any employee or any other Person who is employed by the Company or any of its Subsidiaries until the date that is four years after the Closing Date, nor shall it directly or indirectly induce any Person to breach any contractual agreement(s) that they may have with the Company or any of its Subsidiaries, unless Purchaser consents in writing thereto.  The parties hereto acknowledge and agree that general postings or advertisements of job openings and the retention of search firms to assist in filling open job requisitions shall not be deemed to be a violation of the provisions of this Section 4.8(c).

(d)           Seller and Purchaser recognize that the Laws and public policies of various countries, provinces, states, cities or other political subdivisions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 4.8.  It is the intention of the parties hereto that the provisions of this Section 4.8 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provision of this Section 4.8 (or part thereof) shall not render unenforceable, or impair, any other provision of this Section 4.8.  Seller, on behalf of itself and its representatives and Affiliates, expressly authorizes the enforcement of the covenants set forth in this Section 4.8 by Purchaser and its Affiliates, the permitted assigns of Purchaser and its Affiliates and any successors of Purchaser and its Affiliates.  In the event that the provisions of this Section 4.8 are deemed to exceed the time, geographic or scope limitations permitted by applicable Law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Law.

(e)           Seller acknowledges that (i) the goodwill associated with the Company  prior to the transaction contemplated by this Agreement is an integral component of the value of the Shares to Purchaser and is reflected in the value of the cash being paid for the Shares, and (ii) Seller’s agreement as set forth herein is necessary to preserve the value of the Shares for Purchaser following the transactions contemplated by this Agreement.  Seller also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable and necessary to protect the legitimate business interests of Purchaser, which include the interests of Purchaser to protect on behalf of the Company (A) valuable confidential information, (B) substantial relationships with customers in the Territory, and (C) customer goodwill associated with the ongoing business, because, among other things, (1) Company, Seller and Purchaser are engaged in a highly competitive industry, and (2) the Competitive Business Activities are substantially similar to the Company’s business.

(f)            Seller and Purchaser acknowledge that Intellectual Property related to Positioner Products used by the Company and its Subsidiaries include Intellectual Property that is jointly owned by the Seller, on the one hand, and by the Company and its Subsidiaries on the other hand.  Accordingly, from and after the Closing:

(i)            Seller agrees that it shall not, and it shall use its best efforts to cause its Affiliates not to, Assert any Intellectual Property right against Purchaser or any of its Affiliates (including the Company), customers (direct or indirect), distributors (direct or indirect), agents (direct or indirect) or contractors (direct or indirect) for the development, manufacture, use, import, offer for sale, sale, distribution, resale or other disposition of any Positioner Product or any product incorporating any Positioner Product or any process or method employed in the manufacture, testing, distribution or use thereof, outside of the Seller Business; and

(ii)           Purchaser agrees that it shall not, and it shall use its best efforts to cause its Affiliates not to, Assert any Intellectual Property right against Seller or any of its Affiliates, customers (direct or indirect), distributors (direct or indirect), agents (direct or indirect) or contractors (direct or indirect) for the development, manufacture, use, import, offer for sale, sale, distribution, resale or other disposition of any Positioner Product or any product incorporating any Positioner Product or any process or method employed in the manufacture, testing, distribution or use thereof, outside of the Purchaser/Company Business.

(iii)          For the purposes of this Section 4.8(f), (A) “Assert” means to bring an action of any nature before any legal, judicial, arbitration, administrative, executive or other type of body or tribunal that has or claims to have authority to adjudicate such action in whole or in part, including United States State and Federal Courts, the United States International Trade Commission and any foreign counterparts of any of the foregoing, and (B) “Positioner Products” means (i) positioners and pedestals, and (ii) controllers, power control units and software related to such positioners and pedestals.

(g)           Seller and Purchaser recognize, acknowledge and agree that any remedy at law for any breach of the provisions of this Section 4.8 would be inadequate.  Accordingly, Seller and Purchaser agree that if either party breaches, or threatens to breach, any provision of this Section 4.8, the other party will have available, in addition to any other right or remedy otherwise available, the right to preliminary and permanent injunctive relief and other equitable relief to prevent or curtail any such breach or threatened breach and to specific performance of any covenant contained herein, in each case without the proof of actual damage or any bond or similar security being posted, in order that the breach or threatened breach of such provisions may be effectively restrained.  Each party further agrees that it will not assert as a claim or defense in any action or proceeding to enforce any provision hereof that the other party has or had an adequate remedy at law.  No specification in this Section 4.8 of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuit of other legal or equitable remedies in the event of a breach or threatened breach of this Section 4.8.

4.9          Seller Release.  As of the Closing Date, Seller, on behalf of itself and its Affiliates, does hereby release and forever discharge the Company and its Subsidiaries, their present and former Affiliates, and their officers, directors, stockholders, employees and agents, and their respective successors and assigns, (collectively, the “Released Parties”) of and from any and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of whatsoever kind or nature, in law or in equity which, against the Released Parties, Seller and its Affiliates ever had or now have or which they hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever whenever arising based on actions, omissions, events or circumstances occurring on or prior to the Closing Date; provided that the foregoing release shall not apply to (i) any indemnification or reimbursement obligation of the Company to Seller under the agreement described in Schedule 4.9, or (ii) any obligation or liability of any Released Party to Seller expressly set forth herein; and provided further that the foregoing shall not release the Company from any claim described in Section 4.14.  Seller has no knowledge of any basis for any claim described in Section 4.14.

4.10        Director Resignations and Appointments.  Seller shall provide Purchaser with the written resignations of the members of the Board of Directors of the Company designated by Purchaser prior to the Closing, effective by the Closing Date, which shall release the Company and its Subsidiaries from all claims of whatsoever nature, whether for compensation or otherwise, against the Company and each Subsidiary of the Company.  Seller shall cause the Company to appoint the individuals designated by Purchaser to the Board of the Directors of the Company effective upon the Closing.

4.11        Standstill Agreement.  For the purposes of this Section 4.11, “Securities” shall refer to the securities of the Company and any direct or indirect options, warrants or other rights to acquire, or any securities convertible into or exchangeable for, any equity securities of the Company.  Seller represents and warrants to Purchaser that as of the Closing Date, neither it nor any of its subsidiaries (other than the Company) shall own any Securities.  Seller agrees that for a period from the date hereof until the earlier of the termination of this Agreement and three years after Closing (the “Standstill Period”), neither Seller nor its Representatives (on behalf of Seller) will, directly or indirectly (except within the terms of a specific request from Purchaser), (i) acquire, agree to acquire, offer or propose to acquire beneficial ownership of any Securities; (ii) seek, propose or submit any offer for any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets or securities, dissolution, liquidation, restructuring, recapitalization or similar transaction or other extraordinary transaction of or involving the Company, or involving any Securities; (iii) make, or in any way participate in, any solicitation of proxies or consents (whether or not relating to the election or removal of directors) with respect to any Securities, become a participant in any election contest with respect to the Company or seek to advise or influence any person with respect to the voting of any Securities or demand a copy of the stock ledger, list of holders of Securities, or any other books and records of the Company; (iv) form, join or in any way participate in a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Securities; (v) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, the Board of Directors of the Company or policies of the Company; (vi) seek, alone or in concert with others, representation on the Board of Directors of the Company or seek the removal of any member of the Board of Directors of the Company or a change in the size of the Board of Directors of the Company; (vii) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other Persons in connection with any of the foregoing, or make any investment in any other Person that engages, or offers or proposes to engage, in any of the foregoing; (viii) make any publicly disclosed proposal regarding any of the foregoing; or (ix) make any other proposal or statement, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing, or request or suggest that the Company amend, waive or terminate any provision of this Section 4.11.  Seller shall not sell, transfer, or otherwise dispose of, any of the Shares prior to the Closing.

As used herein, (1) “Representatives” will be deemed to include each Person that is or becomes (a) a subsidiary or other affiliate of such party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such party or any of such party’s subsidiaries or other affiliates, and (2) the terms “election contest,” “group,” “solicitation” and “beneficial ownership” have the meanings given to such terms in the Exchange Act, and the rules and regulations promulgated thereunder.

Seller and Purchaser recognize, acknowledge and agree that any remedy at law for any breach of the provisions of this Section 4.11 would be inadequate.  Accordingly, Seller agree that if Seller breaches, or threatens to breach, any provision of this Section 4.11, Purchaser will have available, in addition to any other right or remedy otherwise available, the right to preliminary and permanent injunctive relief and other equitable relief to prevent or curtail any such breach or threatened breach and to specific performance of any covenant contained herein, in each case without the proof of actual damage or any bond or similar security being posted, in order that the breach or threatened breach of such provisions may be effectively restrained.  Seller further agrees that it will not assert as a claim or defense in any action or proceeding to enforce any provision hereof that Purchaser has or had an adequate remedy at law.  No specification in this Section 4.11 of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuit of other legal or equitable remedies in the event of a breach or threatened breach of this Section 4.11.

4.12        Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid when due by the party that under applicable Tax Laws incurs such Tax obligation, and each party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the other party will join in the execution of any such Tax Returns and other documentation.

4.13        No Solicitation.  From the date hereof until termination of this Agreement pursuant to its terms, Seller shall not and shall cause the Company, each Subsidiary of the Company and the officers, directors, employees, financial advisors, representatives, agents and Affiliates of the Company and each Subsidiary of the Company not to, directly or indirectly:  (i) solicit, initiate, facilitate, seek, entertain, encourage or support any inquiry, proposal or offer from any Person (other than Purchaser) in respect of an Acquisition Transaction; (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information or other information that Seller believes or should reasonably know could be used for purposes of formulating any inquiry, proposal or offer to, any Person (other than Purchaser) in respect of an Acquisition Transaction; or (iii) accept any proposal or offer from any Person (other than Purchaser) in respect of an Acquisition Transaction.  Upon execution of this Agreement, Seller shall (and shall cause the Company to) immediately cease and cause to be terminated any existing direct or indirect discussions with any Person (other than Purchaser) that are in respect of an Acquisition Transaction.  Seller shall promptly (and in no event later than 24 hours after receipt thereof) notify Purchaser orally and in writing of any proposal or offer concerning an Acquisition Transaction, or any request for information from a Person in respect of an Acquisition Transaction (including the identity of the Person making or submitting such proposal, offer or request, and the material terms thereof (including a copy of any written proposal, offer or request)) that is received by the Company or any Affiliate or representative of the Company (including Seller).  Seller shall keep Purchaser informed on a reasonably current basis (and, in any event, within two (2) business days) of the status and details of any material modifications to any such proposal, offer or request.  “Acquisition Transaction” means any transaction involving:  (x) the sale, exclusive license, disposition or acquisition of all or a substantial portion of the business or assets of the Company or any Subsidiary of the Company; (y) the issuance, disposition or acquisition of (A) any capital stock or other equity security of the Company or any Subsidiary of the Company, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; in each of clauses (A) through (C), representing in the aggregate 10% or more of the voting power of the Company; or (z) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company that if consummated would result in any Person (other than Purchaser) beneficially owning 10% or more of any class of equity securities of the Company.

4.14        Indemnification of Officers and Directors.  For a period of six years following the Closing, Purchaser will cause the Company and its Subsidiaries to continue to indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries against any and all liabilities incurred in connection with any Action (as defined in Section 7.4), whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring on or prior to the Closing Date and arising by reason of their service as officers or directors of the Company, or any of its Subsidiaries, whether asserted or claimed prior to or after the Closing, to the fullest extent that the Company would have been required under the Company’s charter and the Company’s bylaws, and organizational or constitutional documents of the Company’s Subsidiaries, as applicable, in effect on the date hereof (collectively, “Indemnification Documents”), (including the advancing of expenses as incurred to the fullest extent called for under the Indemnification Documents).  Purchaser shall not, and shall cause the Company not to, amend the Company’s certificate of incorporation and bylaws, or applicable organizational documents of the Company’s Subsidiaries, in a manner that would prevent the Company or its Subsidiaries from performing their obligations under this Section 4.14 unless proper provision shall be made so that the present and former officers of the Company or any of its Subsidiaries are afforded protections equivalent to those provided in this Section 4.14.  Purchaser will cause the Company to maintain a directors’ and officers’ insurance policy covering the foregoing indemnification obligations in amounts no less than the Company’s existing directors’ and officers’ liability insurance policy; provided that in no event shall Purchaser, the Company and their affiliates be required to pay for such coverage an aggregate of more than 1.25 times the 2007 premium paid by the Company for such insurance, unless Seller agrees to reimburse Purchaser for the cost of such excessive premium cost.  In the event that the Company or its Subsidiaries, or their respective successors or assigns, consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then proper provision shall be made so that the successors and assigns of the Company or a Subsidiary shall succeed to the obligations set forth in this Section 4.14.

4.15        WARN Act.  Seller shall not be deemed the employer of any of the Company’s or its Subsidiaries’ employees by reason of this Agreement or the transactions contemplated hereunder.  Without limiting the generality of the foregoing, following Closing Date, Purchaser assumes all duties to cause the Company to comply with all notices and other actions mandated by WARN, to the extent applicable.

4.16        Tax Returns.  Following Closing, Purchaser shall not, and shall cause the Company not to, file any amendment to the Company’s Tax Returns for any period prior to the Closing Date in any manner that could result in Losses for which Purchaser intends to seek indemnification from Seller hereunder, unless such amendments are required by applicable Laws or at the direction of any Taxing authority.

4.17        Reimbursement of Seller.  Purchaser shall, or shall cause the Company to, pay Seller the sum of $200,000 to partially reimburse Seller for satisfaction of certain payment obligations of the Company to its CEO described in Paragraph 1 of Schedule 5.3(g).  Such payment shall be made in 2 installments of $100,000 each on the first and second anniversaries of the Closing Date; provided, that upon the termination of the current CEO’s employment with the Company for any reason other than termination by the Company without cause, any remaining installment payments shall be forfeited and shall not be payable by Purchaser or the Company.

ARTICLE 5
CONDITIONS TO THE ACQUISITION

5.1          Conditions to Obligations of Each Party to Effect the Acquisition.  The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, which to the maximum extent permitted by Law may be waived in a written agreement of Purchaser and Seller (each such condition is solely for the benefit of the parties hereto and may be waived without notice, liability or obligation to any Person):

(a)           No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending.  No action taken by any Governmental Entity, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which makes the consummation of the transactions contemplated by this Agreement illegal.

(b)           Governmental Approvals.  Purchaser and Seller (both on behalf of themselves and the Company and each Subsidiary of the Company) shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the transactions contemplated hereby.

5.2          Additional Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Seller (each such condition is solely for the benefit of Seller and may be waived by Seller in its sole discretion without notice, liability or obligation to any Person):

(a)           Representations, Warranties and Covenants.  Each of the representations and warranties made by Purchaser in this Agreement shall by true and correct in all respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time), except, in any case, (disregarding for these purposes any exception in such representations and warranties relating to materiality or Material Adverse Effect) for failures of such representations and warranties to be true and correct that have not had and would not reasonably be expected to make a Material Adverse Effect.  Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b)           Receipt of Closing Deliveries.  Seller shall have received each of the agreements, instruments and other documents required to have been delivered to Seller at or prior to the Closing as set forth in Section 1.6, and Purchaser shall have delivered to the Escrow Agent the Escrow Amount at or prior to the Closing as set forth in Section 1.7.

5.3          Additional Conditions to the Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Purchaser (each such condition is solely for the benefit of Purchaser and may be waived by Purchaser in its sole discretion without notice, liability or obligation to any Person):

(a)           Representations, Warranties and Covenants.  Each of the representations and warranties made by Seller in this Agreement (other than Sections 2A.1, 2A.2 and 2A.3) shall be true and correct in all respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time), except, in any case (disregarding for these purposes any exception in such representations and warranties relating to materiality or Material Adverse Effect) for failures of such representations and warranties to be true and correct that have not had and would not reasonably be expected to make a Material Adverse Effect.  Seller shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b)           Representations and Warranties Regarding Seller.  Each of the representations and warranties made by Seller in Sections 2A.1, 2A.2 and 2A.3 of this Agreement shall be true and correct in all respects on the date of this Agreement and at and as of the Closing Date as if made on that date.

(c)           Receipt of Closing Deliveries.  Purchaser shall have received each of the agreements, instruments and other documents required to have been delivered to Purchaser at or prior to the Closing as set forth in Sections 1.5 and 1.8.

(d)           Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Purchaser’s ownership of the Shares following the Closing Date shall be in effect, nor shall there be any pending or threatened suit, investigation, request for additional information, action or proceeding before any Governmental Entity seeking any of the foregoing, seeking to obtain from Purchaser or the Company or any of their respective Affiliates in connection with the Acquisition any damages, or seeking any other relief that following the Acquisition, in the reasonable judgment of Purchaser, could (as a result of the Acquisition, or of Purchaser’s purchase and/or ownership of the Shares) be expected to materially limit or restrict the ability of the Company and/or any Subsidiary of the Company to own and conduct the assets and businesses owned and conducted by the Company and/or any Subsidiary of the Company prior to the Acquisition, be pending or threatened.

(e)           No Material Adverse Effect.  There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Company since the date of this Agreement.

(f)            Resignation and Appointment of Directors. The members of the Board of Directors of the Company designated by Purchaser prior to the Closing shall have resigned from their positions as directors of the Company in writing as of the Closing Date and shall have released the Company and its Subsidiaries from all claims of any nature, whether for compensation or otherwise, against the Company and each Subsidiary of the Company.  The individuals designated by Purchaser prior to the Closing shall have been appointed to the Board of Directors of the Company effective as of the Closing Date.

(g)           Severance Payments.  Except for the obligation described in Section 4.17, neither the Company nor Purchaser shall have any obligation to pay any bonus or special payment (including the grant of any stock options) after Closing or in respect of any Company employees, officers, or directors (including the individuals listed on Schedule A) in connection with, or as a result of, the payments described in Schedule 5.3(g), this Agreement or the transactions contemplated hereby.

ARTICLE 6
TERMINATION, AMENDMENT AND WAIVER

6.1          Termination.  At any time prior to the Closing, this Agreement may be terminated and the Acquisition and the other transactions contemplated hereby may be abandoned, as follows:

(a)           by mutual written consent of Purchaser and Seller;

(b)           by either Purchaser or Seller, if the Closing shall not have occurred on or before 90 days from the date of this Agreement, provided however, that if by such date the U.S. State Department has not consented to the amendment of the Consent Agreement in a manner sufficient both for CFIUS to refrain from objecting to the Acquisition, and, unless waived by Purchaser, to express the U.S. State Department’s concurrence with the Acquisition, then such date shall be extended until the earlier of (a) 2 business days following such consent or (ii) 180 days after the date of this Agreement (such date, the “Termination Date”).  Notwithstanding the foregoing, the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c)           by either Purchaser or Seller, if any permanent injunction or other order of a court or other competent Governmental Entity preventing the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable;

(d)           by Purchaser, if Seller shall have materially breached any representation, warranty or covenant contained herein and (i) such breach shall not have been cured within thirty days after receipt by Seller of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (ii) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.1 or 5.3(a), (b) or (e) to be satisfied (provided, however, that the termination right under Section 6.1(d) shall not be available to Purchaser if Purchaser is at that time in material breach of this Agreement); or

(e)           by the Seller, if Purchaser shall have materially breached any representation, warranty or covenant contained herein and (i) such breach shall not have been cured within thirty days after receipt by Purchaser of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (ii) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.1 or 5.2(a) to be satisfied; (provided, however, that the right to terminate this Agreement under this Section 6.1(e) shall not be available to Seller if Seller is at that time in material breach of this Agreement).

6.2          Effect of Termination.  If this Agreement is terminated in accordance with Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or Seller or their respective officers, directors, stockholders or Affiliates; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided, further, that the Confidentiality Agreement and the provisions of Sections 6.2 and Article 8 shall remain in full force and effect and survive any termination of this Agreement.

6.3          Amendment.  The parties hereto may amend this Agreement at any time in accordance with an instrument in writing signed on behalf of each of the parties hereto.

6.4          Extension; Waiver.  Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties made to such party herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  In addition, Seller and Purchaser may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to Purchaser (in the case of a waiver by Purchaser) or made to Seller (in the case of a waiver by Seller) herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of Purchaser (in the case of a waiver by Purchaser) or made for the benefit of Seller (in the case of a waiver by Seller).  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 7
ESCROW FUND AND INDEMNIFICATION

7.1          Escrow Fund.  The Escrow Fund shall be available to compensate Purchaser (on behalf of itself or any other Purchaser Indemnified Person (as defined in Section 7.2(a))) for Losses (as defined in Section 7.2(a)) in accordance with this Article 7.

7.2          Indemnification.

(a)           Subject to the provisions of this Article 7, Seller agrees to indemnify and hold Purchaser and its officers, directors, agents and employees, subsidiaries, directors and employees of subsidiaries, and each person, if any, who controls or may control Purchaser within the meaning of the Securities Act (each of the foregoing, a “Purchaser Indemnified Person”) harmless from and against any and all losses, liabilities, damages, claims, suits, settlements, reduction in value, lost profits, royalties, costs and expenses, including costs of investigation, settlement, and defense and reasonable legal fees, court costs, and any interest costs or penalties, but expressly excluding lost profits (collectively, “Losses”), arising out of, related to or otherwise by virtue of (i) any breach of or inaccuracy in any representation or warranty made by, or on behalf of, Seller or the Company in Article 2 and Article 2A of this Agreement, the Disclosure Schedule, any exhibit or schedule to this Agreement or any other document required to be delivered to Purchaser in accordance with any provision of this Agreement, and (ii) any breach of or default in connection with any of the covenants or agreements made by Seller in this Agreement.

(b)           Subject to the provisions of this Article 7, Purchaser agrees to indemnify and hold Seller and its officers, directors, agents and employees, subsidiaries, directors and employees of subsidiaries, and each person, if any, who controls or may control Seller within the meaning of the Securities Act (each of the foregoing, a “Seller Indemnified Person” and collectively with the Purchaser Indemnified Persons, an “Indemnified Person”) harmless from and against any and all Losses, arising out of, related to or otherwise by virtue of (i) any breach of or inaccuracy in any representation or warranty made by Purchaser in Article 3 of this Agreement, any exhibit or schedule to this Agreement or any other document required to be delivered to Seller in accordance with any provision of this Agreement, and (ii) any breach of or default in connection with any of the covenants or agreements made by Purchaser in this Agreement.

(c)           The parties agree that, subject to the provisions of Section 7.3 any Losses under Section 7.2(a) shall be recoverable by a Purchaser Indemnified Person first from the Escrow Fund and then from Seller directly.

(d)           For the purposes of this Section 7.2, in determining the amount of any Losses in respect of any inaccuracy in or any breach of any representation and warranty (but not for the purpose of determining whether any inaccuracy or breach occurred), any materiality or Material Adverse Effect qualification contained in such representation or warranty will in all respects be ignored.

(e)           Indemnification payments will be treated as adjustments to Purchase Price.

7.3          Limitations on Indemnification.

(a)           The Purchaser Indemnified Persons may not recover Losses from the Escrow Fund or from Seller in respect of any claim for indemnification under Section 7.2(a)(i) unless and until Losses claimed under Section 7.2(a)(i) have been incurred, paid or properly accrued in an aggregate amount greater than $400,000 (the “Indemnification Threshold”).  The Seller Indemnified Persons may not recover Losses from Purchaser in respect of any claim for indemnification under Section 7.2(b)(i) unless and until Losses claimed under Section 7.2(b)(i) have been incurred, paid or properly accrued in an aggregate amount greater than the Indemnification Threshold.  Notwithstanding the foregoing, the Purchaser Indemnified Persons shall be entitled to recover for, and the Indemnification Threshold shall not apply as a threshold to, any Losses with respect to any breach of or inaccuracy in any representation or warranty made by Seller in Sections 2.2, 2.16, 2A.1, 2A.2, or 2A.3 (each an “Excepted Representation”), and the Indemnified Persons shall be entitled to recover for, and the Indemnification Threshold shall not apply as a threshold to, any breach of or default in connection with any of the covenants or agreements contained in Section 4.2 or any of the covenants or agreements made by Seller or Purchaser for which performance may be called for after the Closing (“Post-Closing Covenants”), as the case may be, in this Agreement.  Once the Indemnification Threshold has been exceeded, the Indemnified Persons shall be entitled to recover all Losses in excess of the Indemnification Threshold.

(b)           The aggregate liability of Seller and Purchaser shall be as follows:

(i)            with respect to (A) fraud or intentional misconduct by Seller, and (B) breaches of or inaccuracies in any of the Excepted Representations, and (C) Losses claimed under Section 7.2(a)(ii) with respect to any covenants or agreements contained in Section 4.2 or any of the Post-Closing Covenants, the Purchaser Indemnified Persons may recover all of their Losses from Seller without limitation.

(ii)           subject to clause (i) above, the aggregate liability of Seller to the Purchaser Indemnified Persons under this Article 7 shall not exceed $2,589,300.00.

(iii)          with respect to (A) fraud or intentional misconduct by Purchaser, and (B) breach by Purchaser in the representations and warranties contained in Sections 3.1, 3.2 and 3.4, and (C) Losses claimed under Section 7.2(b)(ii) with respect to any covenants or agreements contained in Section 4.2 or any of the Post-Closing Covenants, the Seller Indemnified Persons shall be entitled to recover all of their Losses from Purchaser without limitation.  Subject to the foregoing, the aggregate liability of Purchaser to the Seller Indemnified Persons under this Article 7 shall not exceed $2,589,300.00.

(c)           Seller shall not have any right of contribution, right of indemnity or other right or remedy against Purchaser, the Company or any Subsidiary of the Company in connection with any indemnification obligation or any other liability to which Seller may become subject under or in connection with this Agreement.

(d)           Nothing in this Agreement shall limit the liability of any party for any misrepresentation or breach of any representation, warranty, covenant or agreement if the Acquisition is not consummated.

(e)           No Indemnified Person’s rights under this Article 7 shall be adversely affected by any investigation conducted, or any knowledge acquired (or capable of being acquired), by such Indemnified Person at any time, whether before or after the execution or delivery of this Agreement or the Closing, or by the waiver of any condition to Closing.

(f)            For the purpose of determining Losses subject to indemnification under this Article 7, any Losses shall be deemed reduced to the extent of insurance proceeds collected by (or for the benefit of) the respective Indemnified Person on account of such Losses.

7.4          Escrow Fund Release Dates.  For the avoidance of doubt, the escrow claim period shall end May 31, 2009.  On August 31, 2008, the Escrow Fund shall be reduced to the greater of (x) $750,000 or (y) any amounts necessary to satisfy the aggregate of any unresolved or unsatisfied claims for Losses specified in any Claims Notice, as defined in Section 7.5, delivered timely to the Escrow Agent prior to such date and for which an Action has been commenced; the remaining balance of the Escrow Fund (including any accrued interest) shall be released to Seller in accordance with the Escrow Agreement.  On May 31, 2009, the remainder of the cash held in the Escrow Fund shall be released to Seller in accordance with the Escrow Agreement, provided, however, that if there are any unresolved or unsatisfied claims for Losses specified in any Claims Notice delivered timely to the Escrow Agent prior to such date, the aggregate amount of (i) any amounts necessary to satisfy any such claims for which an Action has been commenced and (ii) subject to a limit of $500,000, any amounts necessary to satisfy any such claims for which an Action has not been commenced, shall remain in the Escrow Fund.  For purposes of this Section 7.4, “Action” shall mean any action, suit, petition or proceeding, arbitral action, governmental inquiry, criminal prosecution or administrative proceeding.

7.5          Claims for Indemnification.  At any time that a claim that might result in a Loss (a “Liability Claim”) that the Indemnified Persons have under Section 7.2, Purchaser shall deliver a notice of such Liability Claim (a “Claims Notice”) to Seller, in the case of a Purchaser Indemnified Person, and Seller shall deliver a Claims Notice to Purchaser, in the case of a Seller Indemnified Person.  To the extent that a Purchaser Indemnified Person seeks recovery for a Liability Claim first directly against the Escrow Fund, at the same time Purchaser delivers a Claims Notice to Seller, Purchaser shall deliver a Claims Notice to the Escrow Agent.  A Claims Notice shall (A) be signed by an officer of Purchaser or Seller, as the case may be, (B) describe the Liability Claim in reasonable detail, and (C) indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Persons.  No delay in or failure to give a Claims Notice pursuant to this Section 7.5 will adversely affect any of the other rights or remedies that Purchaser or Seller has under this Agreement or alter or relieve Seller or Purchaser, as the case may be, of its obligations to indemnify the Indemnified

Persons, except and to the extent that such delay or failure has materially prejudiced the party from whom indemnification is sought.

7.6          Objections to Claims.

(a)           Either Seller or Purchaser may object to any Liability Claim set forth in a Claims Notice delivered by the other party by delivering written notice to the party submitting the Claims Notice (with a copy to the Escrow Agent if a Claims Notice was delivered to the Escrow Agent) of such objection (an “Objection Notice”).  Such Objection Notice must describe the grounds for such objection in reasonable detail.  If an Objection Notice in respect of a Claims Notice is not delivered within 30 days after receipt of such Claims Notice, such failure to so object shall be an irrevocable acknowledgment that the Indemnified Persons are entitled to indemnification under Section 7.2 for the full amount of the Losses set forth in such Claims Notice.

(b)           If the Claims Notice was delivered to the Escrow Agent and no Objection Notice was delivered to the Escrow Agent within 30 days of the delivery of the Claims Notice, or an Objection Notice was delivered to the Escrow Agent within 30 days of the delivery of the Claims Notice, but such Objection Notice was only with respect to a portion of the Losses claimed in the Claims Notice, the Escrow Agent shall deliver to Purchaser as soon as practicable cash from the Escrow Fund having a value equal to (i) the amount of the Losses set forth in such Claims Notice, if no Objection Notice was delivered to the Escrow Agent, or (ii) the amount of the portion of the Losses set forth in such Claims Notice to which no objection was made, if an Objection Notice was delivered to the Escrow Agent; provided, however, that, to the extent that the amount of the Losses set forth in the Claims Notice (or portion thereof) is an estimate, Purchaser (on behalf of itself or any other Indemnified Person) shall not be so entitled to receive, and the Escrow Agent shall not deliver, funds in respect of such portions of such estimated Losses unless and until the amount of such estimated Losses is finally determined.

(c)           Notwithstanding Section 7.2(c), if (i) (A) a Claims Notice was delivered by Purchaser and no Objection Notice was delivered to Purchaser by Seller within 30 days after delivery of the Claims Notice, or (B) an Objection Notice was delivered by Seller in the case of a Liability Claim within 30 days of delivery of the Claims Notice, but such Objection Notice was only with respect to a portion of the Losses claimed in the Claims Notice, and (ii) there are not remaining in the Escrow Fund sufficient funds to satisfy the Liability Claims made in the Claims Notice (other than any portion objected to), promptly, and in no event later than 40 days after delivery of the Claims Notice to Seller, Seller shall wire transfer to Purchaser the amount of such Losses set forth in the Claims Notice in excess of the amount paid from the Escrow Fund, subject to the limitations set forth in Section 7.3(b); provided, however, if the amount of the Losses stated in the Claims Notice (or any portion thereof) is an estimate, then Seller will be required to make such payment within five days of the date that the amount of Losses is finally determined.  If (1) a Claims Notice was delivered by Seller and no Objection Notice was delivered to Seller by Purchaser within 30 days after delivery of the Claims Notice, or (2) an Objection Notice was delivered by Purchaser in the case of a Liability Claim within 30 days of delivery of the Claims Notice, but such Objection Notice was only with respect to a portion of the Losses claimed in the Claims Notice, promptly, and in no event later than 40 days after delivery of the Claims Notice to Purchaser, Purchaser shall wire transfer to Seller the amount of such Losses set forth in the

Claims Notice, subject to the limitations set forth in Section 7.3(b); provided, however, if the amount of the Losses stated in the Claims Notice (or any portion thereof) is an estimate, then Purchaser will be required to make such payment within five days of the date that the amount of Losses is finally determined.

7.7          Resolution of Objections to Claims.

(a)           In case an Objection Notice is properly and timely delivered, Seller and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If Seller and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, except as set forth in the next sentence, within 10 days of entering into such memorandum, the party obligated to indemnify the Losses set forth in the Claims Notice shall wire transfer to the other party the amount of cash agreed to be delivered to the Indemnified Person in the memorandum.  To the extent a Liability Claim was made against the Escrow Fund, a copy of the memorandum setting forth the agreement shall be delivered to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the cash as soon as practicable from the Escrow Fund in accordance with the terms thereof.

(b)           If no such agreement can be reached after good-faith negotiation and after 30 days after delivery of a Claims Notice, either Purchaser or Seller may bring an action against the other to resolve the dispute, subject to Sections 8.10, 8.11 and 8.12.  The Escrow Agent shall be entitled to act in accordance with any judicial resolution of such dispute and make or withhold payments out of the Escrow Fund in accordance therewith.

7.8          Third-Party Claims.  If a party becomes aware of a third-party claim that it believes may result in a claim by or on behalf of an Indemnified Person, such party shall promptly notify the party against whom indemnification is sought (the “Indemnifying Person”).  The Indemnifying Person shall have the right to employ counsel reasonably acceptable to the Indemnified Person to actively, diligently and efficiently defend any third-party claim asserted against the Indemnified Person; provided that the Indemnifying Person may not assume control of the defense of any third-party claim if (a) the third-party claim seeks injunctive relief against the Indemnified Person, (b) the Losses of the Indemnified Person in respect of claims subject to the limitations set forth in Section 7.3(b)(ii) or (iii), as the case may be, would reasonably be expected to be in excess of such limitations, or (c) such counsel has a conflict of interest.  If a conflict of interest does exist, the Indemnifying Person shall bear the fees and expenses of counsel retained by the Indemnified Person.  Subject to the previous sentence, the Indemnified Person shall have the right to participate in (but not control) the defense of any such third-party claim at its own expense.  The Indemnifying Person shall notify the Indemnified Person in writing, within five days after receiving notice of a third party claim, of its election to defend in good faith such third-party claim.  If the Indemnifying Person fails to make such election within such five-day period, or if, at any time during the Indemnifying Person’s conduct of the defense of such third-party claim, such defense is determined by the Indemnified Person to be inadequate, the Indemnified Party may assume defense of such third-party claim at the expense of the Indemnifying Party.  The party seeking indemnification shall have the right in its sole discretion to settle any third-party claim; provided, however, that, without the consent of the party against whom indemnification is sought, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter.  Notwithstanding any other provision of this Agreement, any costs and expenses of defense and investigation, including court costs and reasonable attorneys fees incurred or suffered by the Indemnified Persons in connection with the defense of any such third party claim, whether or not it is determined that there was a breach or inaccuracy of a representation or warranty or any other matter specified in Section 7.2 as a basis for indemnification under this Agreement, shall constitute Losses subject to indemnities under Section 7.2 (subject to the limitations set forth in Section 7.3).

7.9          Exclusive Remedy.  The parties agree that their respective indemnification rights under this Article 7 shall constitute the sole and exclusive remedy for monetary damages hereunder for any reason whatsoever after the Closing, and to the fullest extent permitted by applicable Laws hereby waive any right to seek any other monetary remedy; provided, that the foregoing shall not limit the rights of either party to seek, and each party may seek, either before or after Closing, specific performance (including, without limitation, for the consummation of the Acquisition) to the extent available by applicable Law.

ARTICLE 8
GENERAL PROVISIONS

8.1          Survival of Representations and Warranties.  The representations and warranties made by Seller in Article 2 and Article 2A of this Agreement or in any other document required to be delivered  in accordance with any provision of this Agreement shall survive the Closing and remain in full force and effect until the date that is 60 days after the publication of the Company’s Financial Statements for the year 2008, but in no event later than July 31, 2009, provided, however, that if the Company’s failure to publish such Financial Statements on or prior to such date arises from facts that constitute a breach of a representation or warranty of Seller in this Agreement, and provided the Company exercises commercially reasonable efforts to prepare the Financial Statements, the warranties shall survive until the date that is 60 days after such Financial Statements are published (the “Survival Period”).  Notwithstanding the foregoing, (i) the representations and warranties in Section 2.10 and Section 2.22 shall survive until the date that is 30 days after the expiration of applicable statutes of limitation and (ii) the Excepted Representations shall survive the Closing and remain in full force and effect indefinitely.  No right to indemnification in accordance with Article 7 in respect of any claim based upon any breach of or inaccuracy in a representation or warranty that is set forth in a Claims Notice delivered to the Escrow Agent or Seller prior to the expiration of the Claims Period, and no claim based upon any breach of or inaccuracy in a representation or warranty that is initiated before the expiration of such representations and warranties, shall be affected by the expiration of such representations and warranties.  The representations and warranties made by Purchaser in this Agreement or in any other documents required to be delivered to Seller in accordance with any provision of this Agreement shall survive until the date that is 60 days after the publication of the Company’s Financial Statements for the year 2008, but in no event later than July 31, 2009.

8.2          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given and received when delivered personally or sent via facsimile (with confirmation of receipt) or two business days after having been dispatched by an internationally recognized overnight courier service to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)            if to Purchaser, to:

Satimo S.A.
17 avenue de la Norvège
91953  Courtabœuf
France
Attention:  CEO
Facsimile No.:  +33 1 69 29 02 27
Telephone No.:  +33 1 69 29 02 47

with a copy (which shall not constitute notice) to:

Jones Day
1755 Embarcadero Road
Palo Alto, CA  94303
Attention:  Stephen E. Gillette
Facsimile No.:  650.739.3939
Telephone No.:  650.739.3900

and:

Jones Day
120, rue du Fabourg Saint-Honoré
75008 Paris
France
Attention:  Renaud Bonnet
Facsimile No.:  33.1.56.59.39.38
Telephone No.:  33.1.56.59.39.39

and

Sharir, Shiv, Kadouch & Co.
3 Azrieli Center
67023 Tel-Aviv,
Israel
Attention:  Emmanuel Kadouch
Facsimile No.:  972.3.607.47.78
Telephone No.:  972.3.607.47.78

(ii)           if to Seller, to:

Orbit-Alchut Technologies, Ltd.
5b Hatsoran Road Business Park
Netanya, 42504
Israel

Attention:  CEO
Facsimile No.:  +972-9-8855944
Telephone No.:  +972-9-8922711

with a copy (which shall not constitute notice) to:

Ben Strauss
Pepper Hamilton LLP
1313 N. Market Street
Suite 5100
Wilmington, DE 19801
Facsimile No.:  302.397.2717
Telephone No.:  302.777.6564

and

Moshe Neeman, Adv.
Shiboleth, Yisraeli, Roberts, Zisman & Co.
and Moshe H. Ne’eman, Ben-Artzi & Co. Advocates
Museum Tower, 4 Berkowitz Street, Tel-Aviv  64238
Facsimile No.:  +972.3.777.8444
Telephone No.:  +972.3.777.8333

8.3          Interpretation.  When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement, unless otherwise clearly indicated to the contrary.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and annex, article, section, paragraph, exhibit and schedule references are references to the annex, articles, sections, paragraphs, exhibits and schedules of this Agreement, unless otherwise specified.  The plural of any defined term shall have a meaning correlative to such defined term and words denoting any gender shall include all genders and the neuter.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.  Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.  A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.  The headings and captions in this Agreement are for reference only and shall not be used in the construction or interpretation of this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement.  No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence.  Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).  The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby.

8.4          Definitions.

For purposes of this Agreement:

(a)           an “Affiliate,” when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person;

(b)           “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction, in each case involving the Company or any of its Subsidiaries, that could reasonably be expected to form the basis for any specified consequence;

(c)           “Bid” means any bid, proposal, offer or quotation made by the Company, any of its Subsidiaries or by a contractor team or joint venture in which the Company or any of its Subsidiaries is participating that, if accepted, would lead to a Government Contract;

(d)           “Code” means the Internal Revenue Code of 1986, as amended;

(e)           “Company Balance Sheet” means the balance sheet of the Company dated as of September 30, 2007 contained in the Company SEC Documents;

(f)            “Company Balance Sheet Date” means September 30, 2007;

(g)           “Company Capital Stock” means the capital stock of the Company;

(h)           “Company Common Stock” means the Common Stock of the Company, par value $0.01 per share;

(i)            “Company Current SEC Documents” means the annual report on Form 10-K filed by the Company with the SEC in calendar year 2007 and all exhibits expressly attached, or incorporated by reference, thereto.

(j)            “Company Disclosure Documents” means each document required to be filed by the Company with the SEC, or required to be distributed or otherwise disseminated to the Company stockholders, in connection with the transactions contemplated by this Agreement;

(k)           “Company Intellectual Property” means (i) any and all Intellectual Property used in the conduct of the business of the Company or any of its Subsidiaries or otherwise included in the Company Products, and (ii) any and all other Intellectual Property owned by the Company or any of its Subsidiaries;

(l)            “Company-Owned Intellectual Property” means (i) the Company Intellectual Property that is owned, or purportedly owned, by the Company or any of its Subsidiaries, and (ii) Company Intellectual Property that was developed for the Company or any of its Subsidiaries by full or part time employees or consultants of the Company or any of its Subsidiaries;

(m)          “Company Products” means all products and service offerings, including all Software, of the Company and each Subsidiary of the Company that have been sold, licensed, distributed or otherwise disposed of, as applicable;

(n)           “Company Registered Intellectual Property” means all Registered Intellectual Property included among the Company-Owned Intellectual Property;

(o)           “Company SEC Documents” means all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) filed, furnished or required to be filed or furnished by the Company with the SEC since April 10, 1997 (or, if amended or superseded by a subsequent filing, as so amended or superseded by the last such amendment or superseding filing prior to the date hereof);

(p)           “Company Source Code” means, collectively, any human readable Software source code, or any material portion or aspect of the Software source code, or any material proprietary information or algorithm contained, embedded or implemented in, in any manner, any Software source code, in each case for any Company Product;

(q)           “Company Stock Plan” means the Company’s 1997 Equity Incentive Plan;

(r)            “Competitive Business Activity” shall mean:

(i)            engaging in, or managing or directing persons engaged in, the following (collectively, the “Purchaser/Company Business”):

(A)          Antenna tests and measurements Business line: Designing, developing, enhancing, extending, improving, selling, licensing, providing, marketing, distributing, maintaining and supporting antenna measurement systems for a wide range of commercial and military customers. Products include anechoic chambers, antenna positioning equipments, probes positioning equipment, reflectors, probes, array of probes, reference antennas, receivers, dedicated driving software and specialized electromagnetic software.  Range of applications includes antenna measurement in wireless, automotive, civil and military aerospace;

(B)          Industrial quality control Business Line: Designing, developing, enhancing, extending, improving, selling, licensing, providing, marketing, distributing, maintaining and supporting industrial quality control systems. Products include arrays of antennas, arrays of sensors, receivers, specialized mechanics and specialized software for both qualitative and quantitative analysis of materials.  Range of applications includes quality control of conveyed non-metallic materials such as paper products, glass wool, stone wool, fiberglass, plastics, plaster boards, glass, textiles, composites, insulation materials, building construction materials, wood, plywood, food screening, etc…;

(C)          Detection and Imaging Business Line: Designing, developing, enhancing, extending, improving, selling, licensing, providing, marketing, distributing, maintaining and supporting imaging system equipment.  Products include array of antennas, array of sensors, transmitters and receivers, specialized software for describing electromagnetic figure between transmitter and receiver.  Range of applications includes multi static microwave camera for petrol industries (multiphase oil flow measurement), medical industries (breast pathology detection), civil and military safety (personal detection, buried object detection, biologic detection, etc) and environmental scenario description; and

(D)          RF Safety Business Line: Designing, developing, enhancing, extending, improving, selling, licensing, providing, marketing, distributing, maintaining and supporting instruments for measuring the level of exposure to the electromagnetic field and to address the following needs: monitoring of actual levels and compare them to regulatory limits, providing tools for occupational safety, and processing EMF radiation in real environments via appropriate software.  Range of applications includes certification agencies, regulators, local and national authorities, R&D laboratories, University, Hospital, Heavy Industries, Hospital, Defence Industries, Mobile phone Operators, Antenna maintenance, Antenna installation,…);

(ii)           acquiring or having an ownership interest in any entity that engages in the Purchaser/Company Business (except for passive ownership of (i) three percent (3%) or less of any entity whose securities have been registered under the Securities Act or Section 12 of the Exchange Act (a “Public Company”) or (ii) five percent (5) or less of any entity other than a Public Company); or

(iii)          participating in any capacity (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, manager, joint venturer or otherwise) in the financing, operation, management or control of any firm, partnership, corporation, entity or business that is engaged in the Purchaser/Company Business;

(s)            “Contract” means options, warrants, calls, rights, commitments or (written or oral) contracts, agreements, instruments, arrangements, understandings, commitments or undertakings, including leases, licenses, guarantees, sublicenses, and subcontracts;

(t)            “Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code;

(u)           “Convertible Securities” means any evidences of indebtedness, shares or other securities that are or may become convertible into or exchangeable, directly or indirectly, for Company Common Stock;

(v)           “Disclosure Schedule” means the disclosure schedule dated the date hereof, delivered by Seller to Purchaser and attached hereto, which forms a part of this Agreement;

(w)          “Employee Benefit Plan” means any pension, profit-sharing, bonus, equity, incentive, deferred compensation, premium conversion, medical, hospitalization, vision, dental or other health, life, disability, severance or any other employee benefit plan, program, arrangement or policy (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employee, director, officer, shareholder, consultant, or independent contractor of the Company or any Subsidiary thereof that is sponsored by the Company or any Subsidiary thereof, or with respect to which the Company or any Subsidiary thereof currently makes or is required to make payments, transfers, or contributions;

(x)           “Encumbrance” means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge, right of first refusal, right of preemption, or other restriction or limitation, including any restriction on the right to vote, sell or otherwise dispose of the subject property;

(y)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(z)           “Exchange Act” means the Securities Exchange Act of 1934, as amended;

(aa)         “Fully Diluted Basis” means with respect to the Company Common Stock at any time of determination, the number of shares of Company Common Stock that would be issued and outstanding at such time, assuming full conversion, exercise and exchange of all Convertible Securities and Options then outstanding;

(bb)         “GAAP” means United States generally accepted accounting principles;

(cc)         “Government Contract”  means (i) any Contract between the Company or any Subsidiary of the Company on one hand, and any Governmental Entity, on the other hand or (ii) any Contract between the Company or any Subsidiary of the Company and any Person

(including, without limitation, subcontracts at any tier), pursuant to which the goods provided by the Company or any Subsidiary of the Company are to be delivered or provided to or incorporated in items delivered to a Governmental Entity;

(dd)         “Governmental Entity” means any government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority; provided, that for the purpose of this Agreement, “Governmental Entity” shall be limited to Governmental Entities located within the United States, Germany or the State of Israel;

(ee)         “Government Prime Contract” means any prime contract, basic ordering agreement, letter contract or purchase order between the Company or any of its Subsidiaries and any Governmental Entity;

(ff)          “Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, or purchase order between the Company or any of its Subsidiaries and any higher-tier contractor with respect to a Government Prime Contract;

(gg)         “Hazardous Material” means any substance that has been designated by any Governmental Entity or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including but not limited to PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws, but excluding office and janitorial supplies;

(hh)         “in the ordinary course of business,” with respect to any action, means such action is:

(i)            consistent with the recent past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(ii)           not required to be authorized by the board of directors of such Person;

(ii)           “Intellectual Property” “ means the rights associated with or arising out of any of the following:  (i) domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures (“Patents”); (ii) trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (“Trade Secrets”); (iii) all copyrights, copyrightable works, rights in databases, data collections, “moral” rights, mask works, copyright registrations and applications therefor and corresponding rights in works of authorship (“Copyrights”); (iv) all trademarks, service marks, logos, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (“Trademarks”); (v) all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed (“Software”); (vi) all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”); and (vii) any similar, corresponding or equivalent rights to any of the foregoing any where in the world;

(jj)           “Inventory” means raw materials, work-in-progress, finished goods, supplies, packaging materials and other inventories owned by the Company or its Subsidiaries;

(kk)         “Investment Center” means the Investment Center of the Israeli Ministry of Industry, Trade and Labor;

(ll)           “IRCA” means the Immigration Reform and Control Act of 1986.

(mm)      “IRS” means the Internal Revenue Service;

(nn)         any reference to Seller’s “knowledge” means the knowledge of either Seller’s Chairman, Seller’s Chief Financial Officer or any of the members of the Board of Directors other than the two independent members of the Board of Directors, provided that each such person shall be deemed to have made due and diligent inquiry of the Company’s and its Subsidiaries’ directors and officers in connection with the Acquisition;

(oo)         “Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Entity;

(pp)         any reference to an event, change, condition or effect being “material” with respect to any Person means any event, change, condition or effect that is material in relation to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole;

(qq)         a “Material Adverse Effect” with respect to any Person means any effect that is materially adverse in relation to the near-term or longer-term condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (A) changes, after the date of this Agreement, in general economic or political conditions (including, without limitation, acts of war or terrorism) or the conditions of the financial markets in the United States or in any other country, (B) general changes, after the date of this Agreement, in the industries in which the Company and its Subsidiaries operate, (C) any change, in and of itself, in the Company’s stock price or the trading volume of the Company’s stock (it being understood and hereby agreed that with respect to clause (C) hereof the facts or occurrences giving rise or contributing to any such change or failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is or would be a Material Adverse Effect), (D) the failure of the Company to meet its published financial guidance, (E) changes in law or accounting principles, or (F) the public announcement of the Acquisition but only to the extent Seller can prove that such change or failure was proximately caused by information regarding or events relating to Purchaser (and not to Seller or the Company) that were first publicly disclosed after the date of this Agreement;

(rr)           “Material Government Contract” is any Government Contract with a total value greater than $100,000;

(ss)          “Office of the Chief Scientist” means the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor;

(tt)           “Open Source Materials” means any Software code that (i) contains, or is derived in any manner (in whole or in part) from, any Software that is distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following:  GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); or (ii) is licensed under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with, based on, derived from or accessing the Software code:  (A) be made available or distributed in source code form; (B) be licensed for the purpose of making derivative works; (C) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (D) be redistributable at no charge;

(uu)         “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire, directly or indirectly, Company Common Stock or Convertible Securities;

(vv)         “Permits” means federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights;

(ww)       a “Person” means any individual, firm, corporation, partnership, company, limited liability company, division, trust, joint venture, association, Governmental Entity or other entity or organization;

(xx)         “Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority, including any of the following:  (i) issued Patents and Patent applications, (ii) Trademark registrations, renewals and applications, (iii) Copyright registrations and applications, and (iv) Domain Name registrations;

(yy)         “Related Agreements” means the Escrow Agreement, the Transition Services Agreement and the Company Trademark Agreement;

(zz)         “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002;

(aaa)      “SEC” means the Securities Exchange Commission;

(bbb)      “Securities Act” means the Securities Act of 1933, as amended;

(ccc)       “Seller Competitive Business Activity” shall mean:

(i)            engaging in, or managing or directing persons engaged in, the following (collectively, the “Seller Business”):

(A)          Tracking Business Line: Designing, developing, enhancing, extending, improving, selling, licensing, providing, marketing, distributing, maintaining and supporting antenna positioning and tracking complete turnkey systems as well as subsystems (pedestals, controllers, servo amplifiers, inertial measurement units, power supply, tracking receivers, transmitters, reflectors, feeds, antennas, radomes, special control software etc.), for commercial, private and military customers.  Range of applications includes Satellites, Aircrafts, UAVs, missile (or any other object) tracking. Point to Point communication, Radar, EW systems, Optical Tracking, Command Destruct etc for Telemetry, data communication and video transmission and reception, On board Ground-Based, Ground-Mobile, Trains, Airborne & Marine platforms;

(B)           Avionics & Communication Systems Business Line: Designing, developing, enhancing, extending, improving, selling, licensing, providing, marketing, distributing, maintaining and supporting the following electronic system products for commercial, private and military customers: Analog, Digital and IP based Audio Management Systems, Command & Control Systems and Digital & Analog Audio Matrices, in each case installed on board Ground-Based, Ground-Mobile, Trains, Airborne & Marine platforms;

(C)           Marine Business Line: Designing, developing, enhancing, extending, improving, selling, licensing, providing, marketing, distributing, maintaining and supporting Marine Stabilized Satellite Systems (pedestals, controllers, servo amplifiers, inertial measurement units, power supply, tracking receivers, transmitters,  reflectors, feeds, antennas, radomes, special control software etc.) in the fields of two- way (Tx/Rx) communication and entertainment (satellite T.V.) systems for commercial, private and military customers. The range of applications for these systems includes Broadband applications such as TV, Data, Internet, video conferencing VoIP, telephone / Fax, and other applications; and

(D)          SATCOM Business Line:  Designing, developing, enhancing, extending, improving, selling, licensing, providing, marketing, distributing, maintaining and supporting SATCOM (Satellite communication) Systems (pedestals, controllers, servo amplifiers, inertial measurement units, power supply, tracking receivers, transmitters, reflectors, feeds, antennas, radomes, special control software etc.) for commercial, private and military customers. The range of applications for these systems includes two- way (Tx/Rx) satellite communication and entertainment (satellite T.V.), Broadband applications such as TV, Data, Internet, video conferencing VoIP, telephone / Fax, and other applications, in each case installed on board Ground-Based, Ground-Mobile, Trains, Airborne & Marine platforms;

(ii)           acquiring or having an ownership interest in any entity that engages in the Seller Business (except for passive ownership of (i) three percent (3%) or less of any Public Company or (ii) five percent (5) or less of any entity other than a Public Company); or

(iii)          participating in any capacity (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, manager, joint venturer or otherwise) in the financing, operation, management or control of any firm, partnership, corporation, entity or business that is engaged in the Seller Business;

(ddd)      a “Subsidiary” of any Person means any other Person in which an amount of voting securities, other voting ownership or voting partnership interests sufficient to elect at least 50% of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of such Person) is owned directly or indirectly by such first Person;

(eee)       “Tax” means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including social security), unemployment, pension, excise, severance, stamp duty, any issues relating to the pricing of goods or services between the Company and any Subsidiary of the Company, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment, payment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an Affiliated (as defined in Section 8.4), consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person;

(fff)         “Tax Return” means any return, statement, report or form (including estimated tax returns and reports, withholding tax returns and reports and information returns and reports) required to be filed with respect to Taxes;

(ggg)      a reference to a “third party” in this Agreement shall exclude Purchaser, the Company and each Subsidiary of the Company;

(hhh)      “Trademark Agreement” means the Trademark Agreement in substantially the form attached hereto as Exhibit C;

(iii)          “Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit B; and

(jjj)          “WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

8.5           Counterparts.  This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

8.6           Entire Agreement; No Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto and the Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder.

8.7           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written content of the other parties, except that Purchaser may assign this Agreement or any of its respective rights, interests or obligations hereunder to a direct or in-direct Subsidiary of Purchaser, or to any entity purchasing or succeeding to all or any substantial portion of the assets, equity or business of Purchaser, without the prior written consent of Seller; provided, that Purchaser or any of its successors by merger or operation of law shall remain liable for all of its obligations to Seller hereunder notwithstanding such assignment.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.8           Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or arbitrator to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction.  If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the parties agree to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid or unenforceable term or provision.

8.9           Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available, unless otherwise set forth herein.

8.10         GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF DELAWARE, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

8.11         Venue and Jurisdiction.  Venue in any action arising out of, or in connection with, this Agreement shall be exclusively in the state or federal courts of the State of Delaware, and both parties hereby consent to the personal jurisdiction of such courts.

8.12         WAIVER OF JURY TRIAL.  EACH OF PURCHASER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLER OR BUYER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Signatures begin on the next page]

Each of Purchaser and Seller have caused this Agreement to be executed and delivered as of the date first written above.

SATIMO S.A.

By:	/s/ Philippe Garreau
Name:	Philippe Garreau
Title:	Chief Executive Office, President

ORBIT-ALCHUT TECHNOLOGIES, LTD.

By:	/s/ Ze’ev Stein
Name:	Ze’ev Stein
Title:	Chairman

Exhibit A

Form of Escrow Agreement

A-1

Exhibit B

Form of Transition Services Agreement

B-1

Exhibit C

Form of Trademark Agreement

C-1

Schedule A

1.  Ze’ev Stein.

2.  Israel Adan.

Schedule 1.5(f)

Consents, Waivers and Approvals

1.  Expiration of any applicable waiting periods for an objection to the Acquisition related to filings with CFIUS as contemplated by the Exon-Florio Amendment of the Defense Production Act of 1950.

2.  Expiration of any applicable waiting periods for an objection to the Acquisition related to filings made pursuant to the International Traffic in Arms Regulations of the United States and as contemplated by 22 C.F.R. § 120-130 or other export control laws such as the Export Administration Regulations (15 C.F.R. § 730 et seq.).

3.  Waivers by the individuals listed in Schedule 4.2(c) in substantially the forms attached hereto as Exhibit 1 to Schedule 1.5(f) (Stein), Exhibit 2 to Schedule 1.5(f) (Stein), Exhibit 3 to Schedule 1.5(f) (Adan), and Exhibit 4 to Schedule 1.5(f) (Elian, Ginat, Goffer, Jenach, Nossel, Melzer, Yariv, and Dauber).

4.  Assignment of the Company’s Hummer auto lease to Ze’ev Stein or Seller.

Schedule 1.5(g)

Terminated Agreements

1.  The Company’s obligations under its Hummer auto lease.

2.  The Management Services Agreement, dated January 1, 2003, between the Company and Zeev Stein Properties Ltd.

Schedule 4.9

Indemnification Undertaking, dated March 9, 2008, between the Company, its wholly-owned subsidiary Orbit Advanced Technologies, Inc. (“OATI”) and Seller, in which the Company and OATI agreed to indemnify Seller from any losses incurred by reason of Seller’s guarantee, entered into on or about June 16, 2005, of OATI’s performance obligations to Alenia Aeronautica S.p.A.

Schedule 5.3(g)

1.  Seller shall pay the sum of $969,344 to the Company’s CEO by reason of the transactions contemplated by this Agreement.

2.  Any payments related to the waivers described in Paragraph 3 of Schedule 1.5(f).

Annex A

1.  Wire Transfer.  Orbit-Alchut Technologies, Ltd.:  wire instructions to be provided by Seller in writing prior to the Closing.

2.  Shares.  Seller is the sole registered legal and beneficial owner of 3,700,000 of the issued and outstanding shares of common stock of the Company.